Exhibit 2.5

The Stock Purchase Agreement contains representations and warranties by the parties thereto. These representations and warranties by a party were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Stock Purchase Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Stock Purchase Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Stock Purchase Agreement or such other date or dates as may be specified in the Stock Purchase Agreement.

STOCK PURCHASE AGREEMENT

among

ARIBA, INC.,

and

QUADREM INTERNATIONAL HOLDINGS, LTD.

and

CHARLOTTE, LTD., as

STOCKHOLDERS’ REPRESENTATIVE

Dated as of November 18, 2010

i

Exhibit A	Principal Stockholders
Exhibit B	Form of Stockholder Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Post-Closing Adjustment Examples
Exhibit E	Form of Major Entitled Optionee Agreement
Exhibit F	Form of Entitled Optionee Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Joint Press Release
Exhibit I	Form of Seller’s Counsel Legal Opinion
Exhibit J	Form of Release and Resignation
Exhibit K	Form of Buyer’s Counsel Legal Opinion

Schedule 2.05	Major Entitled Optionees
Schedule 6.04(b)(1)	Company Employees Entering Into Employment Agreements
Schedule 6.04(b)(2)	Company Employees Entering Into Transition Agreements
Schedule 6.04(c)	Individuals Executing Non-Solicitation and Non-Competition Agreements
Schedule 6.11	Buyer’ Standard Collection Practices
Schedule 6.12	Terminated Agreements
Schedule 7.02(m)	Releases and Resignations
Schedule 7.02(v)	Consents
Schedule 9.02(a)	Indemnification Items

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of November 18, 2010 (this “Agreement”), among Ariba, Inc., a Delaware corporation (“Buyer”); Quadrem International Holdings, Ltd., a Bermuda exempted company (Registration No. EC28900) (the “Company” or “Seller”); and Charlotte, Ltd., a Bermuda exempted company (Registration No. EC30460), as Stockholders’ Representative (“Charlotte” or the “Stockholders’ Representative”). For purposes of this Agreement, “Quadrem Group” shall include Quadrem and Quadrem International, Ltd., a Bermuda exempted company (Registration No. EC29202) (“QIL”).

W I T N E S S E T H

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of QIL (the “QIL Stock”) and Charlotte;

WHEREAS, QIL owns all of the issued and outstanding shares of capital stock of Quadrem Overseas Coöperatieve U.A., a Netherlands cooperative, (“QOC”); and certain issued and outstanding shares of Quadrem Brazil Ltda., Quadrem Chile Limitada, Quadrem Mexico, S. de R.L. de C.V. and Quadrem Peru S.A.C. (the “Nominal Stock”);

WHEREAS, Charlotte owns certain issued and outstanding shares of two Brazilian subsidiaries of Quadrem, S.C. Consulteria em Cadeia de Suprimentos Ltda and Mkt Portal Electronica Ltda. (the “Brazilian Stock”);

WHEREAS, QOC owns all of the issued and outstanding shares of capital stock of Quadrem Netherlands BV, a Netherlands private company with limited liability (“Quadrem,” and such Quadrem shares, the “Quadrem Stock”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, the QIL Stock and (ii) Buyer desires to acquire from Charlotte and Charlotte desires to sell to Buyer the Brazilian Stock (the “Acquisition”);

WHEREAS, the Board of Directors of Seller has unanimously approved and adopted this Agreement, the Acquisition, and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Buyer has unanimously approved and adopted this Agreement, the Acquisition, and the other transactions contemplated by this Agreement;

WHEREAS, for Federal income tax purposes, the Acquisition is intended to be a transaction that qualifies as a qualified stock purchase of Quadrem by the Buyer for purposes of Section 338 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the holders of the issued and outstanding shares of capital stock of the Company (the “Company Stock,”) listed on Exhibit A hereto (the “Principal Stockholders”) own at least 85% of the total outstanding Company Stock as detailed in Exhibit A;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Buyer’s entering into this Agreement and incurring the obligations set forth herein, each of the Principal Stockholders is delivering a release, non-solicitation and indemnification to Buyer (a “Stockholder Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Buyer’s entering into this Agreement and incurring the obligations set forth herein, the Seller shall have executed and delivered the Holdback Release Agreement, dated the date hereof, which has been acknowledged by each Specified Customer;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Buyer’s entering into this Agreement and incurring the obligations set forth herein, each Specified Customer shall have executed and delivered its respective Amended Customer Agreement, dated the date hereof;

WHEREAS, pursuant to the Acquisition, at Closing, the Company shall be entitled to receive (x) shares of Buyer’s authorized common stock, par value $0.002 per share (“Buyer Common Stock”) and (y) cash, as determined in this Agreement;

WHEREAS, a portion of the cash otherwise to be paid by Buyer in connection with the Acquisition shall be placed in escrow by Buyer, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02);

WHEREAS, a portion of the consideration otherwise to be paid by Buyer in connection with the Acquisition shall be retained by Buyer as provided herein, the release of which amount shall be contingent upon certain events and conditions as agreed by the parties;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each individual listed on Schedule 6.04(b) is entering into an Employment Agreement (as defined in Section 6.04(b));

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each individual listed on Schedule 6.04(c) is entering into a Non-Solicitation and Non-Competition Agreement (as defined in Section 6.04(c)); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, the Company and the Stockholders’ Representative hereby agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.01 Purchase and Sale of Stock; Closing.

(a) At the Closing (as defined in Section 1.01(b) below) and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase (i) from the Company and the Company shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, encumbrances or other defects of title, good and marketable title to all of the issued and outstanding shares of QIL Stock and (ii) from Charlotte, and Charlotte shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, encumbrances or other defects of title, good and marketable title to all of the issued and outstanding shares of Brazilian Stock.

(b) The closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 1200 Seaport Boulevard, Redwood City, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date,” provided that the Closing shall not occur on a date that is during the last fifteen (15) business days prior to the last business day of a fiscal quarter of Buyer.

ARTICLE II

ACQUISITION CONSIDERATION

SECTION 2.01 Acquisition Consideration.

(a) (i) At the Closing, the Company shall receive (A) the Base Cash Consideration and (B) 2,582,911 shares of Buyer Common Stock that equals the Base Buyer Share Value divided by the Average Closing Price (rounded up to the nearest whole share) as of the date hereof. The parties acknowledge that, following the Closing and subject to compliance with applicable securities Laws, the Company intends to distribute the Buyer Common Stock to certain designees, including but not limited to, the holders of the Company Stock (the “Company Stockholders”) and the Entitled Optionees as set forth herein. Seller shall be responsible for and shall bear all costs associated with any subsequent distribution of Buyer Common Stock to any Company Stockholder or Entitled Optionee.

(ii) At the Closing, Buyer shall retain the Holdback Consideration (the “Holdback”). Subject to satisfaction of the terms and conditions set forth in Section 2.04 and the Holdback Release Agreement, promptly following the end of thirty-six (36) months after the Closing Date, Buyer shall provide the Holdback Consideration to the Company. The Holdback Consideration is payable in cash or, at Buyer’s election, 1,291,456 shares of Buyer Common Stock, or any combination thereof, provided that (i) each of the conditions set forth in Section 7.03(g) is fully satisfied as of the proposed date of issuance of such Buyer Common Stock; (ii) such additional shares (A) shall be issued pursuant to an effective registration statement under the Securities Act or a valid exemption from registration pursuant to Section 3(a)(10) of the Securities Act or (B) immediately resalable pursuant to Rule 144 under the Securities Act (or any successor rule); (iii) such additional shares shall be, when issued, duly authorized, validly issued, fully paid and non-assessable; and (iv) there has not occurred a Change in Control of Buyer. If any of the conditions set forth in this Section 2.01(a)(ii) are not met, then the Holdback Consideration will be paid in cash. The Holdback Consideration shall not accrue interest. Notwithstanding anything else contained herein, if any Buyer Shares are issued as part of the Holdback Consideration, the cash portion of the Holdback Consideration shall be increased or decreased, as the case may be, by an amount equal to the product of (i) the number of Buyer Shares so issued and (ii) the difference between the Average Closing Price calculated as of the date hereof and the Average Closing Price as of the date of delivery of the shares to the Company.

(b) As used in this Agreement, the following terms have the following meanings:

(i) “Average Closing Price” with respect to a particular date means the average closing price per share of Buyer Common Stock on The Nasdaq Global Market for the twenty (20) trading day period up to and including the trading day that is three (3) trading days immediately preceding (but not including) that date.

(ii) “Base Consideration” means one hundred twenty-five million dollars (US$125,000,000) plus the Share Price Adjustment (if positive) and minus the sum of (A) Quadrem Acquisition Expenses, (B) the Estimated Terminated Agreement Liabilities Amount and (C) the Share Price Adjustment (if negative); provided, however, that if the reductions concerning (A) is effected through the Estimated Closing Date Working Capital Adjustment, then no further adjustment to the Base Consideration will be effected to the extent already accounted for.

(iii) “Base Cash Consideration” means the Base Consideration minus the Base Buyer Share Value.

(iv) “Base Buyer Share Value” means fifty million dollars (US$50,000,000).

(v) “Buy-Side Customer” means any customer who has purchased goods or services on the Quadrem Network at any time on or before the Closing.

(vi) “Buyer Cash” means the cash paid or payable to the Company pursuant to Sections 2.01(a)(i), 2.01(a)(ii), 2.03(c), 2.04 and 2.06(d) of the Agreement.

(vii) “Buyer Indemnified Parties” means that term as defined in Section 9.02(a).

(viii) “Buyer Shares” means shares of Buyer Common Stock issued or issuable to the Company pursuant to Article II of the Agreement.

(ix) “CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

(x) “Change in Control of Buyer” means (i) the consummation of a merger or consolidation of Buyer, or any subsidiary of Buyer, with or into another entity or any other corporate reorganization, if immediately after such transaction the Ownership Percentage of persons who were not stockholders of Buyer immediately before such transaction is 50% or more; or (ii) the sale, transfer or other disposition of all or substantially all of Buyer’s assets. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control of Buyer if its sole purpose is to change the state of Buyer’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Buyer’s securities immediately before such transaction.

(xi) “Commercial Partner” means any (i) Buy-Side Customer, (ii) Sell-Side Customer, (iii) supplier of goods or services to Quadrem and/or a Quadrem Subsidiary or (iv) alliance partner of the Seller, Quadrem or any of the Quadrem Subsidiaries.

(xii) “Entitled Optionee” means a former holder of Equity Rights who, as of the Closing Date, converted such Equity Rights into a contractual right to share in the Total Acquisition Consideration.

(xiii) “Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

(xiv) “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(xv) “Equity Right” shall mean any option, warrant or other right to receive Company Stock and any security that is convertible into and/or exercisable for such option, warrant or other right.

(xvi) “Escrow Cash” shall mean forty million dollars (US$40,000,000), of which (i) twenty-five million dollars (US$25,000,000) shall be earmarked separately and remain subject to the Use Condition (as defined in Section 2.04) in accordance with the Escrow Agreement (the “Use Condition Escrow Cash”) and (ii) fifteen million dollars (US$15,000,000) shall not be subject to the Use Condition (the “Non-Use Condition Escrow Cash”).

(xvii) “Escrow Fund” means that term as defined in Section 2.02.

(xviii) “Estimated Closing Date Working Capital Adjustment” means that term as defined in Section 2.03(a)(i).

(xix) “Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(xx) “Holdback Consideration” means twenty-five million dollars (US$25,000,000).

(xxi) “Holdback Period” shall mean the period commencing on the Closing Date and ending on the third anniversary thereof.

(xxii) “Indebtedness” means without duplication, (A) all outstanding obligations for debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment penalties, fees or expenses, if any, and accrued interest, fees and expenses related thereto), (B) any outstanding obligations under capital leases and purchase money obligations, (C) any amounts owed with respect to drawn letters of credit, and (D) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business including any outstanding guarantees of obligations of the type described in clauses (A) through (C) above.

(xxiii) “Liabilities” means that term as defined in Section 3.08(b).

(xxiv) “Notice of Claim” means that term as defined in Section 9.05.

(xxv) “Organizational Documents” means that term as defined in Section 3.02.

(xxvi) “Ownership Percentage” means the percentage of the voting power of the outstanding securities of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

(xxvii) “Quadrem Acquisition Expenses” means that term as defined in Section 6.08.

(xxviii) “Quadrem Middle East” means Quadrem Middle East FZ-LLC, a “Free Zone Company” with limited liability organized pursuant to the laws of the Dubai Technology & Media Free Zone Private Companies Regulations 2003 under the laws of the Emirate of Dubai, which is a party to that certain Quadrem Marketplace Licensing Agreement, dated October 1, 2005, by and among Quadrem, Quadrem Middle East and Trade Information Systems Proprietary Ltd.

(xxix) “Quadrem Network” means the electronic network maintained by the Company and its Subsidiaries to allow Buy-Side Customers and Sell-Side Customers to sell goods and services to each other.

(xxx) “Quadrem Subsidiary” means that term as defined in Section 3.03(a).

(xxxi) “Sell-Side Customer” means any supplier who has sold, is registered to sell or is in the process of registering to sell, to a Buy-Side Customer any goods or services through the Quadrem Network at any time from January 1, 2010 until the Closing.

(xxxii) “Share Price Adjustment” means the product of (A) 2,582,911 and (B) the difference between the Average Closing Price calculated as of the date hereof and the Average Closing Price calculated as of the Closing Date.

(xxxiii) “Tail D&O Insurance Cost” means the premium paid by Quadrem or any of its Subsidiaries (but not by Seller) to acquire the Tail D&O Insurance.

(xxxiv) “Terminated Agreement Liabilities” means that term as defined in Section 6.12.

(xxxv) “Total Acquisition Consideration” means the Base Consideration plus the Holdback Consideration. In no event shall the Total Acquisition Consideration exceed one hundred fifty million dollars (US$150,000,000) plus an amount equal to the working capital adjustment payable by Buyer pursuant to Section 2.03, if any.

(c) If, during the period between the date hereof and the Closing, any change in the capital stock of Buyer or the shares of Quadrem shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the definitions set forth in Section 2.01(b) shall be adjusted, to the extent appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2.02 Escrow Fund. Prior to or simultaneously with the Closing, the Company and Buyer shall enter into an escrow agreement (the “Escrow Agreement”) with a nationally chartered United States bank with assets of not less than five billion dollars (US$5 Billion) and a branch in Bermuda mutually designated by the Company and Buyer (the “Escrow Agent”), substantially in the form of Exhibit C hereto. Pursuant to the terms of the Escrow Agreement, at the Closing, Buyer shall deposit the Escrow Cash into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Cash in the Escrow Account is referred to herein as the “Escrow Fund.” Distributions of any Escrow Cash from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The Buyer and the Stockholders’ Representative shall issue joint written instructions to the Escrow Agent authorizing and directing the Escrow Agent to make distributions of Escrow Cash subject to and in accordance with Sections 2.03(c)(ii), 2.06(b) and (c) and 9.07(a), (b) and (c).

SECTION 2.03 Working Capital Adjustment.

(a) Prior to the Closing, the Company shall in good faith and with the assistance of its independent auditor prepare an estimated consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”) The Estimated Closing Date Balance Sheet shall be prepared in accordance with U.S. GAAP (as defined in Section 3.08(a)) consistently applied, to the extent applicable, and with the same assumptions, estimates and methodologies used by the Company in preparing the consolidated balance sheet of the Company as of December 31, 2009 as required by Section 3.08, which assumptions, estimates and methodologies shall be set forth on Exhibit D attached hereto (collectively, the “Accounting Assumptions, Estimates and Methodologies”). The assets on the Estimated Closing Date Balance Sheet shall be reduced by the book value of any assets of the Company and its Subsidiaries immediately before the Closing that are not the assets of QIL, Quadrem and its Subsidiaries, or the Brazilian Stock and Nominal Stock immediately after Closing, and the liabilities on the Estimated Closing Date Balance Sheet shall be reduced by the book value of any Liabilities of the Company and its Subsidiaries that are not Liabilities of QIL, Quadrem and its Subsidiaries or the Brazilian Stock and Nominal Stock immediately after Closing (collectively, the “Quadrem Balance Sheet Adjustments”). Exhibit D shall list each excluded asset and liability included in the Quadrem Balance Sheet Adjustments, and the book value of each such asset and liability, based on the Reference Balance Sheet as if the Closing occurred on the date of the Reference Balance Sheet. The Company shall in good faith prepare an estimate of the working capital of the Company as of the Closing Date (the “Estimated Closing Date Working Capital”) based on the Estimated Closing Date Balance Sheet, as adjusted by the Quadrem Balance Sheet Adjustments. The Estimated Closing Date Working Capital shall be calculated in a manner consistent with the calculation of, and based on the Accounting Assumptions, Estimates and Methodologies; provided that such working capital calculation shall contain no accrued liabilities for Terminated Agreement Liabilities. Not later than five (5) business days prior to the Closing, the Company shall deliver to Buyer the Estimated Closing Date Balance Sheet and the Estimated Closing Date Working Capital, together with worksheets and data that support the Estimated Closing Date Balance Sheet and the Estimated Closing Date Working Capital calculation. If Buyer in good faith disagrees with the calculation of Estimated Closing Date Working Capital, it shall notify the Company not later than two (2) business days before the Closing Date and, if the parties are unable to resolve their differences regarding such calculation, the Estimated Closing Date Working Capital shall be the amounts calculated by the Company if such amounts are certified by its independent auditor, otherwise the amounts calculated in good faith by the Buyer. As provided in Section 2.01(a) hereof, the Base Consideration to be paid at the Closing shall be adjusted:

(i) either (A) dollar-for-dollar up to the extent that the Estimated Closing Date Working Capital is more than the working capital of the Company as of December 31, 2009, as set forth on Exhibit D, or (B) dollar-for-dollar down to the extent that the Estimated Closing Date Working Capital is less than the working capital of the Company as of December 31, 2009, as set forth on Exhibit D (such adjustment resulting from this clause (i) being the “Estimated Closing Working Capital Adjustment”), provided that no such adjustment shall be made if the Estimated Working Capital Adjustment is less than one million dollars (US$1,000,000).

(b) As soon as practical after the Closing, but no later than ninety (90) days following the Closing Date, Buyer shall prepare in good faith a consolidated balance sheet of the Company as of the Closing (the “Post-Closing Date Balance Sheet”). The Post-Closing Date Balance Sheet shall be prepared in accordance with U.S. GAAP (as defined in Section 3.08(a)) consistently applied, to the extent applicable, and with the Accounting Assumptions, Estimates and Methodologies. The Post-Closing Date Balance Sheet shall be adjusted by the Quadrem Balance Sheet Adjustments. Buyer shall prepare in good faith within such ninety (90) day period the working capital of the Company as of the Closing Date (the “Post-Closing Date Working

Capital”) based on the Post-Closing Date Balance Sheet, as adjusted by the Quadrem Balance Sheet Adjustments. The Post-Closing Date Working Capital shall be calculated in a manner consistent with the calculation of, and based on the Accounting Assumptions, Estimates, and Methodologies used in calculating the working capital of the Company as of December 31, 2009 set forth on Exhibit D, which exhibit shall also set forth the material assumptions, estimates and methodologies used in such calculation; provided that such working capital calculations shall contain no accrued liabilities for Terminated Agreement Liabilities. During this ninety (90) day period, the Company shall provide Buyer access to all of the Company’s books and records during normal business hours to the extent reasonably necessary to allow Buyer to prepare such balance sheet and calculate such working capital. Buyer shall, within ninety (90) days of the Closing Date, deliver the Post-Closing Date Balance Sheet and Post-Closing Date Working Capital to the Company, together with worksheets and data that support the Post-Closing Date Balance Sheet and any other information that the Company may reasonably request to verify the amounts reflected on the Post-Closing Date Balance Sheet and Post-Closing Date Working Capital. If the Company disagrees with the Post-Closing Date Balance Sheet and the calculation of the Post-Closing Date Working Capital set forth therein, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (the “Seller Dispute Notice”), within thirty (30) days of its receipt of the Post-Closing Balance Sheet. In the event that the Company does not provide a Seller Dispute Notice within such thirty (30) day period, the Company shall be deemed to have accepted the Post-Closing Balance Sheet and the calculations of the Post-Closing Date Working Capital by Buyer, which deemed acceptance shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Company shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to Buyer’s calculation of the Post-Closing Date Working Capital. If, at the end of such period, they are unable to resolve any such disagreements, then an independent accounting firm of recognized national standing as may be mutually selected by Buyer and the Company (the “Auditor”) shall resolve any remaining disagreements. If Buyer and the Company do not agree on the Auditor within thirty (30) days, the Auditor shall be the New York City office of PricewaterhouseCoopers. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether and to what extent (if any) Buyer’s calculation of the Post-Closing Date Working Capital requires adjustment. The fees and expenses of the Auditor shall be paid by the Company, unless the Auditor determines that the Post-Closing Date Working Capital calculated by Buyer underestimated the Post-Closing Date Working Capital determined by the Auditor by more than seventeen and one-half percent (17.5%), in which event the costs and expenses of the Auditor shall be split equally between the Buyer and the Company. The determinations of the Auditor shall be final, conclusive and binding on the parties. The final amount of the Post-Closing Date Working Capital as determined pursuant to this Section 2.03(b) is referred to as the “Final Closing Date Working Capital Amount.”

(c) To the extent the Final Closing Date Working Capital Amount is (i) larger than the Estimated Closing Date Working Capital, then Buyer shall promptly pay cash to the Company or (ii) smaller than the Estimated Closing Date Working Capital, then the Escrow Agent shall promptly pay cash out of the Escrow Fund to Buyer, in either case such that the adjustment to the Base Consideration, after giving effect to such payment, is the same adjustment that would have been made at Closing pursuant to Section 2.03(a) if the Estimated Closing Date Working Capital had equaled the Final Closing Date Working Capital, with no adjustment being made to the Base Consideration for an amount less than one million dollars (US$1,000,000).

SECTION 2.04 Holdback.

(a) Buyer’s obligation to deliver to the Company the Holdback Consideration is contingent upon the satisfaction of certain terms and conditions (the “Use Condition”) including the obligation of each party to an Amended Customer Agreement during the Holdback Period, subject to certain terms and conditions, (i) make specified cash payments to Buyer and (ii) use the Quadrem Network to facilitate all purchasing and invoicing activities with respect to specified Sell-Side Customers at specified business and/or operating units , as further defined in the holdback release agreement between the Buyer and the Seller and acknowledged by each Specified Customer (the “Holdback Release Agreement”) dated the date hereof.

(b) Any disputes arising in connection with the Holdback and/or Use Condition shall be resolved in accordance with the dispute resolution mechanism set forth in Section 9.07 hereof.

SECTION 2.05 Distributions by the Company. The Company shall not make any distribution of any part of the Total Consideration to: (i) a Company Stockholder unless such Company Stockholder has executed and delivered the Stockholder Agreement; (ii) an Entitled Optionee listed on Schedule 2.05 (each, a “Major Entitled Optionee”) unless such Major Entitled Optionee has executed and delivered a Major Entitled Optionee Agreement in the form attached hereto as Exhibit E; and (iii) an Entitled Optionee who is not a Major Entitled Optionee unless such other Entitled Optionee has executed and delivered an Entitled Optionee Agreement in the form attached hereto as Exhibit F.

SECTION 2.06 Terminated Agreement Liabilities.

(a) If before Closing either (i) any Terminated Agreement is terminated by any party thereto or (ii) any such party notifies the Company or any of its Subsidiaries of its intent to terminate such Terminated Agreement on or after Closing, then not later than five (5) business days before the Closing Date, the Company shall in good faith prepare an estimate of the Terminated Agreement Liabilities that have or are more likely than not to arise as a result of terminating the Terminated Agreements pursuant to Section 6.12. If Buyer in good faith disagrees with such estimate of the Terminated Agreement Liabilities, it shall notify the Company not later than two (2) business days before the Closing Date and, if the parties are unable to resolve their differences regarding such estimate, the estimated amount of the Terminated Agreement Liabilities shall equal the sum of the Company’s estimate and the Buyer’s estimate divided by two. The estimated amount of the Terminated Agreement Liabilities as determined pursuant to this Section 2.06(a) is referred to as the “Estimated Terminated Agreement Liabilities Amount.”

(b) If at any time after Closing and before the thirty (30) month anniversary of the Closing, the actual cumulative Terminated Agreement Liabilities exceed the Estimated Terminated Agreement Liabilities, Buyer shall prepare in good faith a report (the “Terminated

Agreement Liabilities Report”), which report shall reflect Buyer’s calculation of such actual cumulative Terminated Agreement Liabilities, including (i) a reasonably detailed break down of all fees, costs and expenses used to determine such actual cumulative Terminated Agreement Liabilities and (ii) the excess of such amount over the sum of (A) the Estimated Terminated Agreement Liabilities and (B) the cumulative amount previously paid by the Escrow Agent to Buyer pursuant to this Section 2.06(b). If the Company disagrees with the calculation of such actual cumulative Terminated Agreement Liabilities or such excess amount set forth in the Terminated Agreement Liabilities Report, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement within thirty (30) days of its receipt of the Terminated Agreement Liabilities Report. In the event any such notice is not provided within such thirty (30) day period, the Seller shall be deemed to have accepted Buyer’s calculation, which acceptance shall be final, conclusive and binding on Seller. In the event any such notice of disagreement is timely provided, Buyer and the Company shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to Buyer’s calculation of the final Terminated Agreement Liabilities. If, at the end of such period, they are unable to resolve any such disagreements, then an Auditor shall be selected in the same manner as set forth in Section 2.03(b). The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether and to what extent (if any) Buyer’s calculation of such excess amount requires adjustment. The fees and expenses of the Auditor shall be promptly paid by the Escrow Agent in cash out of the Escrow Fund, unless the Auditor determines that such excess amount, as calculated by Buyer, overstated such excess amount, as determined by the Auditor, by more than seventeen and one-half percent (17.5%), in which event the costs and expenses of the Auditor shall be split equally between the Buyer and the Escrow Agent. The determinations of the Auditor shall be final, conclusive and binding on the parties. If such excess amount, as deemed to be accepted by the Seller or as determined by the Auditor, as the case may be, is greater than zero, then the Escrow Agent shall promptly pay cash out of the Escrow Fund to Buyer equal to such excess amount.

(c) Within ten (10) days after the thirty (30) month anniversary of the Closing, Buyer shall prepare in good faith a final report (the “Final Terminated Agreement Liabilities Report”), which report shall reflect Buyer’s calculation of the final actual cumulative Terminated Agreement Liabilities (the “Final Terminated Agreement Liabilities Amount”), including a reasonably detailed break down of all fees, costs and expenses used to determine the Final Terminated Agreement Liabilities Amount. If the Company disagrees with the calculation of the Final Terminated Agreement Liabilities Amount, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement within thirty (30) days of its receipt of the Final Terminated Agreement Liabilities Report. In the event any such notice is not provided within such thirty (30) day period, the Seller shall be deemed to have accepted Buyer’s calculation, which acceptance shall be final, conclusive and binding on Seller. In the event any such notice of disagreement is timely provided, Buyer and the Company shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to Buyer’s calculation of the Final Terminated Agreement Liabilities Amount. If, at the end of such period, they are unable to resolve any such disagreements, then an Auditor shall be selected in the same manner as set forth in Section 2.03(b). The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the

Auditor, whether and to what extent (if any) Buyer’s calculation of the Final Terminated Agreement Liabilities Amount requires adjustment. The fees and expenses of the Auditor shall be promptly paid by the Escrow Agent in cash out of the Escrow Fund, unless the Auditor determines that the Final Terminated Agreement Liabilities Amount, as calculated by Buyer, overstated such amount, as determined by the Auditor, by more than seventeen and one-half percent (17.5%), in which event the costs and expenses of the Auditor shall be split equally between the Buyer and the Escrow Agent. The determinations of the Auditor shall be final, conclusive and binding on the parties. To the extent that the sum of (i) the Estimated Terminated Agreement Liabilities Amount and (ii) the aggregate amount paid by the Escrow Agent to Buyer pursuant to Section 2.06(b) is (A) larger than the Final Terminated Agreement Liabilities Amount as deemed to be accepted by Seller or as determined by the Auditor, as the case may be, then Buyer shall promptly pay cash to the Company equal to the amount of such difference or (ii) smaller than the Final Terminated Agreement Liabilities Amount, then the Escrow Agent shall promptly pay cash out of the Escrow Fund to Buyer equal to the amount of such difference.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement and, with respect to the representations and warranties set forth in Section 3.19(a), except as otherwise provided in Section 3.19(c) (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article III and the other numbered and lettered sections in this Article III to the extent that it is clear from a reading of such disclosure alone (and without any reference to any agreement or document disclosed) that it also qualifies or applies to such other sections.

SECTION 3.01 Organization and Qualification. QIL is an exempt company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Quadrem Material Adverse Effect (as defined below). QIL is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Quadrem Material Adverse Effect. Section 3.01(a) of the Seller Disclosure Schedule sets forth each jurisdiction where QIL is qualified or licensed as a foreign entity and each other jurisdiction in which QIL owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Quadrem Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Seller in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, (A) materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of the Quadrem Group and the Quadrem Subsidiaries taken as a whole, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact the Quadrem Group and the Quadrem Subsidiaries taken as a whole; (ii) any changes or events affecting the industry in which the Quadrem Group and the Quadrem Subsidiaries operate that do not disproportionately impact the Quadrem Group and the Quadrem Subsidiaries taken as a whole (it being understood that in any controversy concerning the applicability of the preceding exceptions, the Seller shall have the burden of proof with respect to the elements of such exceptions); (iii) any event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby or by Acquisition Documents; or (iv) any changes made by the Quadrem Group in its business operations or other actions taken, delayed or omitted to be taken by the Quadrem Group, in each case, at the written request or with the written consent of Buyer, or (B) that prevents or materially delays the consummation of the transactions contemplated by this Agreement.

SECTION 3.02 Organizational Documents of the Quadrem Group. The Seller has heretofore made available to Buyer a complete and correct copy of (a) the Organizational Documents of the Quadrem Group, including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the respective shareholders or membership interest holders of the Quadrem Group and the Quadrem Group’s respective Board of Directors and any committees thereof, (c) the share register of the Quadrem Group setting forth all issuances or transfers of any shares of the Quadrem Group and (d) any other statutory books or registers maintained by the Quadrem Group. Such Organizational Documents are in full force and effect. Each entity comprising the Quadrem Group is not in violation of any of the provisions of its Organizational Documents. The corporate minute books, share certificate books, share registers and other corporate records of the Quadrem Group are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same. For the purposes of this Agreement, “Organizational Documents” means, with respect to any person, the organizational or charter documents of such person, including, without limitation, the certificate of incorporation, memorandum of association and byelaws, as applicable, of such person.

SECTION 3.03 Quadrem Subsidiaries.

(a) Section 3.03(a) of the Seller Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Quadrem Group has, directly or indirectly, an equity interest representing 50% or more of the equity or other evidence of ownership thereof (individually, a “Quadrem Subsidiary” and, collectively, the “Quadrem Subsidiaries”); (ii) the number and type of outstanding equity securities of each Quadrem Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Quadrem Subsidiary; (iv) the name of the officers and directors of each Quadrem Subsidiary; and (v) the jurisdictions in which each Quadrem Subsidiary is qualified or holds licenses to do business as a foreign entity. Each Quadrem Subsidiary is an entity duly organized, validly existing and in good standing (if such concept exists in its jurisdiction) under the laws of the jurisdiction of its incorporation. Each Quadrem Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Quadrem Material Adverse Effect. Each Quadrem Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. The Seller has delivered to the Buyer complete and accurate copies of the Organizational Documents of each Quadrem Subsidiary. No Quadrem Subsidiary is in default under or in violation of any provision of its Organizational Documents. All of the issued and outstanding shares of capital stock of each Quadrem Subsidiary are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All shares of each Quadrem Subsidiary are held of record or owned beneficially by either the Quadrem Group or another Quadrem Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under applicable securities Laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Seller, the Quadrem Group or any Quadrem Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Quadrem Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Quadrem Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Quadrem Subsidiary.

(b) The Quadrem Group does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Quadrem Subsidiary. There are no contractual obligations of the Quadrem Group to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any person other than a Quadrem Subsidiary.

SECTION 3.04 Capitalization.

(a) The authorized share capital of QIL consists of 12,000 common shares of QIL Stock. As of the date hereof, (i) 12,000 shares of QIL Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) no shares of QIL Stock are held in the treasury of QIL. As of the date hereof, all of the outstanding shares of QIL Stock are owned beneficially and of record by Seller.

(b) There are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued share capital of the Quadrem Group or any Quadrem Subsidiary or obligating the Quadrem Group or any Quadrem Subsidiary to issue or sell any share, or other equity interest in, the Quadrem Group or any Quadrem Subsidiary.

(c) All of the securities offered, sold or issued by the Quadrem Group (i) have been offered, sold or issued in compliance with the requirements of any applicable securities Laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(d) The Quadrem Group has never repurchased, redeemed or otherwise reacquired any shares or other securities of the Quadrem Group or any Quadrem Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. Upon the Closing, no outstanding securities of the Quadrem Group or any Quadrem Subsidiary will be subject to any vesting, rights of first refusal or rights of purchase. There are no outstanding contractual obligations of the Quadrem Group to repurchase, redeem or otherwise acquire any share, or other equity interest in, the Quadrem Group. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Quadrem Group is a party, or of which Seller is aware, that (i) relate to the voting, registration or disposition of any securities of the Quadrem Group, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Quadrem Group, or (iii) grant to any person or group of persons information rights with respect to the Quadrem Group.

(e) Except for claims by the Entitled Optionees and Company Stockholders against Seller (but not against any other party hereto or such party’s officers, directors, employees or Affiliates other than Seller) to the right of distributions from the Company in connection with the Acquisition, there is no basis for any claims against any party hereto or against such party’s officers, directors, employees or Affiliates (other than Seller) by any current or former holder or alleged current or former holder of any share or equity interest or equity security of the Seller, the Quadrem Group, any Quadrem Subsidiary or any predecessors of the foregoing, including Company Stock, relating to or arising out of (i) the Acquisition, this Agreement, the transactions contemplated hereby, including the allocation for the Base Consideration, or (ii) such Person’s status or alleged status as a shareholder, an equity holder or ownership of equity interest in the Seller, the Quadrem Group, any Quadrem Subsidiary or any predecessors at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise. Except for claims by the Entitled Optionees and Company Stockholders against Seller (but not against any other party hereto or such party’s officers, directors, employees or Affiliates other than Seller) to the right of distributions from the Company in connection with the Acquisition, no person has any right to acquire any equity securities of Seller, the Quadrem Group or any Quadrem Subsidiary, nor has any person asserted or threatened to assert (i) a claim that they are entitled to equity securities of Seller, the Quadrem Group or any Quadrem Subsidiary or (ii) a claim that they have a right to payment in connection with the Acquisition.

(f) An updated Section 3.04 of the Seller Disclosure Schedule reflecting changes in the capitalization of Seller, the Quadrem Group or Quadrem Subsidiary between the date hereof and the Closing shall be delivered by Quadrem to Buyer on the Closing Date.

SECTION 3.05 Authority Relative to this Agreement.

(a) The Seller has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of their respective shareholders, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Acquisition and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Acquisition by the Company Stockholders as described in Section 3.16 hereof and the filings described in Section 3.06(b)). This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by Buyer and the Stockholders’ Representative, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b) Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, has (i) approved and adopted the Acquisition, this Agreement and the other transactions contemplated hereby in accordance with the Seller’s charter documents, and all applicable Laws and all applicable legal standards, and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption and (iii) resolved to recommend that the such shareholders vote in favor of the adoption of this Agreement.

SECTION 3.06 No Conflict; Required Filings and Consent.

(a) The execution and delivery of this Agreement by the Seller does not, and the consummation of the Acquisition and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Organizational Documents of each of the Seller, the Quadrem Group or any Quadrem Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to each of the Seller, the Quadrem Group or any Quadrem Subsidiary or by which any property or asset of each of the Seller, the Quadrem Group or any Quadrem Subsidiary is bound or affected, or (iii) in any respect, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of each of the Seller, the Quadrem Group or any Quadrem Subsidiary pursuant to, any Material Contract by which any property or asset of each of the Seller, the Quadrem Group or any Quadrem Subsidiary is bound or affected.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, order, permit, or authorization from any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) for the filing and recordation of appropriate acquisition documents set forth on Section 3.06(b) of the Disclosure Schedule, (iii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (iv) as required by Bermuda law and (v) any consent, approval, order, permit, or authorization from, or registration, notification or filing required by state, federal or foreign securities laws.

SECTION 3.07 Permits; Compliance.

(a) The Seller, the Quadrem Group and each Quadrem Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Seller, the Quadrem Group or any Quadrem Subsidiary to own, lease and otherwise hold and operate their properties and other assets and to carry on their business as it is now being conducted and as currently proposed to be conducted (the “Company Permits”). All Company Permits are in full force and effect and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Seller, threatened. None of the Seller, the Quadrem Group, or any Quadrem Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any alleged violation of or failure to comply with any term or requirement of any Company Permit (whether or not material), or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.

(b) None of the Seller, the Quadrem Group, or any Quadrem Subsidiary is in conflict with, in default or violation in any material respect of (i) any Law applicable to the Quadrem Group or any Quadrem Subsidiaries or by which any property or asset of the Seller, the Quadrem Group or any Quadrem Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller, the Quadrem Group or any Quadrem Subsidiary is a party or by which the Seller, the Quadrem Group or any Quadrem Subsidiary or any property or asset of the Seller, the Quadrem Group or any Quadrem Subsidiary is bound or affected. No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) could reasonably be expected to result in a violation of, conflict with or failure on the part of the Seller, the Quadrem Group or Quadrem Subsidiary to comply with, any Law. None of the Seller, the Quadrem Group, or any Quadrem Subsidiary has received any notice regarding a violation of, conflict with, or failure to comply with, any Law.

SECTION 3.08 Financial Statements.

(a) Financial Statements of Company. True and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009, and the related audited consolidated statements of operations, changes in stockholders’

equity and changes in cash flows for the year then ended, together with all related notes and schedules thereto (the “2009 Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010 (the “Reference Balance Sheet”), and the related unaudited statements of operations, changes in stockholders’ equity and changes in cash flows for the nine months ended September 30, 2010 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a)(i) of the Seller Disclosure Schedule. The 2009 Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material). A true and correct copy of the Quadrem Balance Sheet Adjustments, assuming for purposes of this Section 3.08 that such adjustments are calculated based on the Reference Balance Sheet as if the Closing occurs as of the date of the Reference Balance Sheet rather than the Estimated Closing Balance Sheet is attached as Section 3.08(a)(i) of the Seller Disclosure Schedule. Such adjustments have been calculated in accordance with the assumptions, estimates and methodologies set forth on Exhibit D.

(b) The Company and the Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet; (ii) as described in the notes to Quadrem’s audited financial statements; (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with past practice; (iv) future performance obligations under a Material Contract and any other contracts with future aggregate payments less than US$100,000 in the ordinary course of business consistent with past practice (but not any Liabilities resulting from the breach or alleged breach of such contracts); or (v) future performance obligations under applicable Laws in the ordinary course of business consistent with past practice (but not any Liabilities resulting from the failure to comply or alleged failure to comply with applicable Laws). Except as set forth in Section 3.08(b) of the Seller Disclosure Schedule, there are no outstanding warranty claims against Quadrem.

(c) Except as set forth on Section 3.08(c) of the Seller Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions to which the Quadrem Group or any Quadrem Subsidiary are a party are executed in accordance with management’s general or specific authorizations, (ii) such transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Seller has made available to Buyer complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating such internal accounting controls.

(d) No written complaint, allegation, assertion or claim has been made to the Company regarding the inadequacy of the Company system of internal financial controls or the accuracy of the 2009 Financial Statements or the Interim Financial Statements, and there have been no instances of intentional fraud, whether or not material, during any period covered by the 2009 Financial Statements or the Interim Financial Statements.

SECTION 3.09 Absence of Certain Changes or Events. Since September 30, 2010, except as contemplated by or as disclosed in this Agreement, the Quadrem Group and all of the Quadrem Subsidiaries have conducted business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Quadrem Material Adverse Effect. From September 30, 2010 until the date hereof, the Quadrem Group and Quadrem Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(bb) that would have required Buyer’s consent thereto had such provisions been in effect during such period.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, Proceeding, or investigation pending or, to the knowledge of the Seller, threatened against the Seller, the Quadrem Group or any Quadrem Subsidiary, any Contributed Asset or any property or asset owned or used by the Quadrem Group or any Quadrem Subsidiary or any person whose liability the Quadrem Group has or may have assumed, either contractually or by operation of applicable Law, before any arbitrator or Governmental Entity. None of the Seller, the Quadrem Group, any Quadrem Subsidiary, the officers or directors of the Seller, the Quadrem Group or any Quadrem Subsidiary in their capacity as such, or any property or asset of the Seller, the Quadrem Group or any Quadrem Subsidiary is subject to any continuing order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Seller, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or unsatisfied award of any court, arbitrator or Governmental Entity. To the knowledge of the Seller, no director or officer of the Seller, the Quadrem Group or any Quadrem Subsidiary is a party to any current Proceeding, in their capacity as a director or officer of the Seller, the Quadrem Group or any Quadrem Subsidiary. As of the date of this Agreement, none of the Seller, the Quadrem Group or Quadrem Subsidiary has any plans to initiate any Proceeding against any third party.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Section 3.11(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts, understandings or agreements (whether formal or informal and whether in writing or not) to which the Seller, the Quadrem Group or any Quadrem Subsidiary is a party, with respect to which the Seller, the Quadrem Group or any Quadrem Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Seller, the Quadrem Group or any Quadrem Subsidiary for the benefit of any current or former employee, officer or director of the Seller, the Quadrem Group or any Quadrem Subsidiary, including without limitation any contracts, arrangements or understandings relating to a Sale of the Seller, the Quadrem Group or any Quadrem Subsidiary or (ii) each employee benefit plan for which the Seller, the Quadrem Group or any Quadrem Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated (each, a “Plan,” and collectively, the “Plans”). None of the Seller, the Quadrem Group nor any Quadrem Subsidiary has an express or implied commitment or obligation (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) The Seller, the Quadrem Group or a Quadrem Subsidiary, as applicable, has furnished Buyer with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each of the following documents, if any, prepared in connection with each such Plan: (i) each prototype or mass submitter Plan’s adoption agreement, (ii) each funded Plan’s trust agreement or other funding arrangement, (iii) each funded Plan’s investment policy, (iv) for each Plan subject to ERISA, each summary plan description and summary of material modifications, (v) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed, if any, that are required under ERISA or the Code in connection with each Plan, (vi) for each Plan intended to qualify under Section 401(a) of the Code, the most recently received Internal Revenue Service opinion or determination letter for each Plan intended to qualify under ERISA or the Code, (vii) for each Plan intended to qualify under Section 401(k) of the Code, the most recent test reports demonstrating compliance with the contribution limitations of Section 415 of the Code, the actual deferral percentage requirements of Section 401(k) of the Code, the actual contribution percentage requirements of Section 401(m) of the Code and the top-heavy plan requirements of Section 416 of the Code, (viii) the most recently prepared actuarial report and financial statement in connection with each such Plan, if applicable and if not included in such Plan’s annual report, (ix) in the case of each employee pension benefit plan (as defined in Section 3(2) of ERISA, the resolutions of the Board of Directors of the Quadrem Group or the applicable Quadrem Subsidiary adopting the Plan and (x) any comparable documents with respect to each Plan subject to any foreign laws that are required to be prepared or filed under the applicable laws of such foreign jurisdiction.

(c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multi-employer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Quadrem Group could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(d) Schedule 3.11(d) lists each Person who the Seller, the Quadrem Group or any Quadrem Subsidiary reasonably believes is, with respect to the Quadrem Group, any Quadrem Subsidiary and/or any person that is a member of the same controlled group as the Seller, the Quadrem Group or any Quadrem Subsidiary or under common control with the Seller, the Quadrem Group or any Quadrem Subsidiary within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of this Agreement. None of the Plans provides for the payment of separation, severance, notice, termination or similar benefits to any person or obligates or following the Closing will obligate any of the Seller, the Quadrem Group or any Quadrem Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Except as listed in Schedule 3.11(d), none of the Plans could provide, or give rise to, any payment or benefit that reasonably could be characterized as a “parachute payment” under Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law). Except as listed in Schedule 3.11(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, or (iv) affect in any material respects any Plan’s current treatment under any Laws including any Tax or social contribution Law. Except as listed in Schedule 3.11(d), no Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance coverage to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Quadrem Group has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance coverage after retirement or other termination of service, except to the extent required by statute.

(e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Seller, the Quadrem Group and each Quadrem Subsidiary have performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or Proceeding is pending or, to the knowledge of the Seller, the Quadrem Group and each Quadrem Subsidiary, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably give rise to any such action, claim or Proceeding. None of the Quadrem Group, any Quadrem Subsidiary or any of their respective ERISA Affiliates is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan can be amended, terminated or otherwise discontinued at any time without material liability to Buyer, the Quadrem Group or any Quadrem Subsidiary or any of their ERISA Affiliates (other than ordinary administration expenses). None of the Seller, the Quadrem Group, any Quadrem Subsidiary or any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable letter as to the qualified status of each such Plan.

(g) None of the Seller, the Quadrem Group, any Quadrem Group Affiliate or any ERISA Affiliate maintains or ever has maintained any employee benefit plan subject to Title IV of ERISA or similar laws of a foreign jurisdiction.

(h) All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which would reasonably give rise to any such challenge or disallowance. None of the Plans is self-insured and neither the Quadrem Group nor any Quadrem Subsidiary has, within the past six (6) years, maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to employees or directors.

(i) (i) None of the Seller, the Quadrem Group or any Quadrem Subsidiary are a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller, the Quadrem Group or any Quadrem Subsidiary or in any of their business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Seller, the Quadrem Group or Quadrem Subsidiary; (ii) there are no organized strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller, the Quadrem Group or any Quadrem Subsidiary, threatened between the Seller, the Quadrem Group or any Quadrem Subsidiary and any of their respective employees, and none of the Seller, the Quadrem Group or any Quadrem Subsidiary have experienced any such organized strike, slowdown or work stoppage within the past three years; (iii) none of the Seller, the Quadrem Group or any Quadrem Subsidiary have engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Seller, the Quadrem Group or any Quadrem Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Seller, the Quadrem Group or any Quadrem Subsidiary; (iv) each of the Seller, the Quadrem Group and each Quadrem Subsidiary is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants and of exempt and non-exempt employees), collective bargaining, workers’ compensation, benefits, pensions, holiday and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Quadrem Group and Quadrem

Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (v) each of the Seller, the Quadrem Group and each Quadrem Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vi) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against any of the Seller, the Quadrem Group or any Quadrem Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Seller, the Quadrem Group or any Quadrem Subsidiary; (vii) none of the Seller, the Quadrem Group or any Quadrem Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (viii) each of the Seller, the Quadrem Group and each Quadrem Subsidiary is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or Proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any of the Seller, the Quadrem Group or any Quadrem Subsidiary; (ix) each of the Seller, the Quadrem Group and each Quadrem Subsidiary is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Seller, threatened against any of the Seller, the Quadrem Group or any Quadrem Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (x) with respect to each employee of any of the Seller, the Quadrem Group and any Quadrem Subsidiary who is located in the United States and is not a United States citizen, all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law have been obtained or provided.

(j) Section 3.11(j) of the Seller Disclosure Schedule contains a complete and accurate list of the current employees of each of the Seller, the Quadrem Group and any Quadrem Subsidiary as of the date hereof and shows with respect to each such employee as of the date hereof (i) the employee’s name, position held, principal place of employment, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which any of the Seller, the Quadrem Group or any Quadrem Subsidiary is bound to provide (whether at present or in the future) to each such employee, or any person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which such individual is eligible or entitled, (ii) the date of hire, (iii) vacation or PTO eligibility for the current calendar year (including accrued vacation from prior years) as of the date hereof, (iv) leave status (including type of leave, and expected return date, if known), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) accrued sick days for current calendar year as of the date hereof, (viii) relevant prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, and (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled under existing contractual or other obligations; provided however that with respect to employees located in any jurisdiction in which the disclosure of such information conflicts with the data privacy Laws of such jurisdiction, the information required to be provided under this sentence shall not include any information the disclosure of which would result in such a conflict. For the sake of clarity with respect to the proviso contained in the preceding sentence, if a jurisdiction would require prior notification to or consent of the individual employee concerning such disclosure of personally-identifiable information, then the disclosure required shall not include the employee’s name, position, date of hire, visa status and/or leave status or other personally-identifiable information concerning the employee; provided that, to the extent practicable, Seller shall provide such omitted categories of information on an aggregate basis for all employees employed at a particular location or by a particular entity. Each employee of any of the Seller, the Quadrem Group or any Quadrem Subsidiary is employed “at will” and can be terminated at any time, for any or no reason, without liability to any of the Seller, the Quadrem Group, any Quadrem Subsidiary or, following the Effective Time, the Buyer. Schedule 3.11(j) sets forth a description of, and the Seller or the Quadrem Group, as applicable, have furnished Buyer with a copy of, any agreement relating to the employment of any current employee of the Seller, the Quadrem Group or any Quadrem Subsidiary between such employing entity and a professional employer or employee leasing organization (such organization, a “PEO” and any such agreement, a “PEO Agreement”). Any such PEO Agreement may be terminated at any time by the Seller, the Quadrem Group or a Quadrem Subsidiary, as applicable, upon no more than 30 days’ notice and without penalty or additional costs.

(k) Section 3.11(k) of the Seller Disclosure Schedule contains a complete and accurate list of the current consultants to each of the Seller, the Quadrem Group and any Quadrem Subsidiary as of the date hereof and shows as of the date hereof with respect to each such consultant, the consulting rate payable to such individual; provided however that with respect to consultants located in any jurisdiction in which the disclosure of such information conflicts with the data privacy Laws of such jurisdiction, the information required to be provided under this sentence shall not include any information the disclosure of which would result in such a conflict. For the sake of clarity with respect to the proviso contained in the preceding sentence, if a jurisdiction would require prior notification to or consent of the consultant concerning such disclosure of personally-identifiable information, then the disclosure required shall not include personally-identifiable information concerning the consultant; provided that, to the extent practicable, Seller shall provide such omitted categories of information on an aggregate basis for all consultants engaged at a particular location or by a particular entity. Each consultant to any of the Seller, the Quadrem Group or any Quadrem Subsidiary can be terminated at any time, for any or no reason, without liability to any of the Seller, the Quadrem Group, any Quadrem Subsidiary or, following the Effective Time, the Buyer.

(l) To the Seller’s knowledge, no employee of or consultant to the Quadrem Group or any Quadrem Subsidiary has, in the last five years, been physically injured in the workplace or in the course of his or her employment or consultancy, except for individual injuries which are either (i) covered by insurance or for which a claim has been made under worker’s compensation or similar Laws or (ii) reasonably anticipated not to exceed US$50,000.

(m) All plans described in Section 3.11(d) of the Seller Disclosure Schedule shall be terminated by the Seller or the Quadrem Group, as applicable, before the Closing without any obligation to pay a bonus or other liability to any employee of the Seller, the Quadrem Group or any Quadrem Subsidiary, or to report, withhold or remit any such payment(s)

to any applicable Tax authority, provided all amounts accrued for such plan on the Estimated Closing Date Balance Sheet are paid on or before the Closing.

(n) Except as listed in Section 3.11(n) of the Seller Disclosure Schedule, as of and following the Closing Date, none of the Buyer, the Quadrem Group or any Quadrem Subsidiary will have any liability or obligation under the Company’s 2010 Short-Term Incentive Plan, the 2009 Long-Term Incentive Plan, the 2004 Stock Incentive Plan and any other long- or short-term bonus, incentive, commission or equity incentive plan, program or arrangement of any of the Seller, the Quadrem Group or any Quadrem Subsidiary (including those plans listed on Section 3.11(d) of the Seller Disclosure Schedule), including any liability with respect to any reporting, withholding or remittance obligation with respect to any applicable Tax authority.

(o) Within the last twelve (12) months, none of the Seller, the Quadrem Group or any Quadrem Subsidiary has incurred any liability which remains unsatisfied under the Worker Administration and Retraining Notification Act (“WARN”) or any foreign, state or local laws of similar effect regarding the termination or layoff of employees.

(p) Each compensation and benefit plan maintained or contributed to by the Seller, the Quadrem Group, any Quadrem Subsidiary, or any employee of any such party under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Section 3.11(p) of the Seller Disclosure Schedule. As regards each Foreign Plan, (i) to the extent that the Seller, the Quadrem Group, or any Quadrem Subsidiary has the authority to control the administration of such Foreign Plan, such Foreign Plan is in compliance with the provisions of the applicable Law of each jurisdiction in which such Foreign Plan is maintained (ii) all contributions to, and payments from, such Foreign Plan which may have been required to be made by the Seller, the Quadrem Group, or any Quadrem Subsidiary in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Reference Balance Sheet, (iii) the Seller, the Quadrem Group and each Quadrem Subsidiary has complied with all applicable reporting and notice requirements applicable to such Foreign Plan, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) the Seller, the Quadrem Group, or any Quadrem Subsidiary, as applicable, has complied in all respects at all times with the terms of such Foreign Plan and applicable Law, (v) to the knowledge of each of the Seller, the Quadrem Group and each Quadrem Subsidiary, there are no pending investigations by any governmental body involving the Seller’s, the Quadrem Group’s, or any Quadrem Subsidiary’s compliance with such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against the Seller, the Quadrem Group, or any Quadrem Subsidiary in respect of such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) neither the consummation of the transactions contemplated by this Agreement nor any of the actions contemplated by this Agreement in connection with such consummation will, singly or cumulatively, create or otherwise result in any Liability with respect to such Foreign

Plan, and (vii) no condition exists that would prevent the Seller, the Quadrem Group, any Quadrem Subsidiary or Buyer from terminating or amending any Foreign Plan other than a government required Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Reference Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). To the extent that the Seller, the Quadrem Group, or any Quadrem Subsidiary has the authority to control the administration of any Foreign Plan, no such Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the 2009 Financial Statements.

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedule lists (under the appropriate subsection) as of the date hereof each of the following written or oral contracts and agreements of the Quadrem Group and each Quadrem Subsidiary (and any other contracts or agreements of the Seller to which the Quadrem Group or any Quadrem Subsidiary will have any Liability following the Closing), except for those listed in Schedule 3.11(a) of the Seller Disclosure Schedule (such contracts and agreements listed in Section 3.11(a) and Section 3.12(a) together being the “Material Contracts”):

(i) (A) each contract and agreement for the purchase or lease of (or other right to use) goods or services with payments greater than US$50,000 in any of the fiscal years 2007, 2008, 2009 and 2010 (based on contract face value or the amount that is actually billed to or collected from the other party) with any (w) Buy-Side Customer, (x) Sell-Side Customer or (y) supplier of goods or services to Quadrem and (B) each contract and agreement with any alliance partner of the Seller, Quadrem or any of the Quadrem Subsidiaries;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Quadrem Group or any Quadrem Subsidiary is a party or any other contract that compensates any person based on any sales by the Quadrem Group or any Quadrem Subsidiary;

(iii) all leases and subleases of real property;

(iv) all contracts and agreements relating to Indebtedness other than trade Indebtedness of the Quadrem Group or any Quadrem Subsidiary, including any contracts and agreements in which the Quadrem Group or any Quadrem Subsidiary is a guarantor of indebtedness;

(v) all contracts and agreements with any Governmental Entity to which the Quadrem Group or any Quadrem Subsidiary is a party;

(vi) all contracts and agreements that (A) limit or purport to limit the ability of the Quadrem Group or any Quadrem Subsidiary to compete in any line of business or with any person or in any geographic area or during any period of time, or

(B) prohibit or restrict any business practice material to the Quadrem Group or any Quadrem Subsidiary, any material acquisition of property by the Quadrem Group or any Quadrem Subsidiary or the conduct of the business as currently conducted or as contemplated to be conducted, including the section containing such provision;

(vii) all Material Contracts containing confidentiality requirements (including all nondisclosure agreements);

(viii) all contracts and agreements between or among the Quadrem Group or any Quadrem Subsidiary and any shareholder or membership interest holder of the Quadrem Group or any Quadrem Subsidiary or any affiliate of such person;

(ix) all contracts and agreements relating to the voting and any rights or obligations of a shareholder of the Quadrem Group or any Quadrem Subsidiary (excluding any employment agreements, offer letters or other contracts, arrangements or understandings;

(x) other than Material Contracts with Commercial Partners described in clause (i) above and contracts described in clause (xiv) below, all contracts to manufacture for, supply to or distribute to any third party any products or components or online products (or services) providing for payments in an amount greater than US$50,000 (based on contract face value or the amount that is actually billed to or collected from the other party);

(xi) all contracts to which the Quadrem Group or any Quadrem Subsidiary is a party or by which it is bound regarding the acquisition, issuance or transfer of any shares or securities of the Quadrem Group or any Quadrem Subsidiary and any contract to which the Quadrem Group or any Quadrem Subsidiary is a party or by which it is bound restricting the transfer of any shares or securities of the Quadrem Group or any Quadrem Subsidiary, including, without limitation, any restricted share agreements or escrow agreements;

(xii) all contracts providing for indemnification of any officer, director, employee or agent of the Quadrem Group or any Quadrem Subsidiary;

(xiii) all contracts pursuant to which the Quadrem Group or any Quadrem Subsidiary receives any consulting, advisory or other similar services from any third party that require or could reasonably be expected to require expenditures by the Quadrem Group or any Quadrem Subsidiary in an amount greater than US$25,000;

(xiv) all contracts under which the Quadrem Group or any Quadrem Subsidiary provides any advice or services to any third party, including all consulting contracts, professional contracts or software implementation, deployment or development services contracts, or support services contracts (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services) (for purposes of clarification, such contracts do not include any service contracts involving only software as a service, i.e. without any human-provided services);

(xv) any agreement of the Quadrem Group or any Quadrem Subsidiary with aggregate consideration greater than US$50,000 (based on contract face value or the amount that is actually billed to or collected from the other party) that is terminable upon or prohibits assignment or a change of ownership or control of the Quadrem Group or any Quadrem Subsidiary;

(xvi) except for insurance policies listed in Section 3.20 of the Seller Disclosure Schedule, all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate consideration, including payments, greater than US$50,000 (based on contract face value or the amount that is actually billed to or collected from the other party);

(xvii) (A) all other contracts (irrespective of the contract face value or the amount that is actually billed to or collected from the other party) that either provide that the contract automatically renews or where the other party has the right to renew without the consent of the Company and (B) all contracts that may not be terminated by the Quadrem Group, without penalty, within 30 days after the delivery of a termination notice by the Quadrem Group; and

(b) Each Material Contract (i) is valid and binding on the Quadrem Group and/or the Quadrem Subsidiary party thereto and, to the knowledge of the Seller, on the other parties thereto and is in full force and effect and upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequences. The Quadrem Group and/or the Quadrem Subsidiary party thereto is in material compliance with and is not in breach or violation of, or default under, any Material Contract and, to the knowledge of the Seller, no other party to any Material Contract is in breach or violation thereof or default thereunder. Without limiting the foregoing, no grant by the Quadrem Group or any Quadrem Subsidiary to a third party of an exclusive right to resell, distribute, sublicense or provide access to the products and services of the Quadrem Group or any Quadrem Subsidiary is inconsistent or conflicts with any grant by the Quadrem Group or any Quadrem Subsidiary to another third party of an exclusive or non-exclusive right to resell, distribute, sublicense or provide access to the products and services of the Quadrem Group or any Quadrem Subsidiary.

(c) The Quadrem Group has delivered or made available to Buyer accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Seller Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Seller Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

(d) Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, to the Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract by any party thereto (other than the Quadrem Group or any Quadrem Subsidiary), (ii) give the Quadrem Group or any Quadrem Subsidiary the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any

Material Contract (including Material Contracts disclosed pursuant to Section 3.12(a)(iv)) or (iv) give the Quadrem Group or any Quadrem Subsidiary the right to cancel, terminate or modify any Material Contract. Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract by the Quadrem Group or any Quadrem Subsidiary, (ii) give any party to such Material Contract (other than the Quadrem Group or any Quadrem Subsidiary) the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any party to such Material Contract (other than the Quadrem Group or any Quadrem Subsidiary) the right to accelerate the maturity or performance of any Material Contract or (iv) give any party to such Material Contract (other than the Quadrem Group or any Quadrem Subsidiary) the right to cancel, terminate or modify any Material Contract.

(e) Section 3.12(e) of the Disclosure Schedule lists each Commercial Partner contract as of the date hereof that:

(i) contains any technology, development, integration, or deliverable commitment, whether written or verbal, that has not been performed;

(ii) contains any technology, development, integration, or deliverable commitment, whether written or verbal, that has already been performed;

(iii) requires the Quadrem Group or any Quadrem Subsidiary to provide any product or service functionality (other than as specified in the Quadrem Group’s standard online product or service specifications);

(iv) restricts the Quadrem Group or any Quadrem Subsidiary from changing or removing any product functionality or specified service functionality (either written or verbal), either by enhancing or reducing such functionality or restricts the Quadrem Group or any Quadrem Subsidiary from changing or removing the descriptions of the product or service functionality contained in the specification;

(v) restricts the Quadrem Group’s or any Quadrem Subsidiary’s ability to introduce new product or service releases, or requires that such releases be reviewed, tested or approved (by the Commercial Partner or third party) before being made generally available to Commercial Partners;

(vi) requires the Quadrem Group or any Quadrem Subsidiary to maintain and/or make available older versions of the product or service after any release of a subsequent version of that product or service;

(vii) restricts the Quadrem Group or any Quadrem Subsidiary from providing the product or service on a shared multi-tenant platform;

(viii) restricts the Quadrem Group or any Quadrem Subsidiary from modifying any policy or procedure or operating process related to the provision of the product or service (e.g., privacy policy, data protection policy, security policy, Commercial Partner support policy, or service level policy/agreement);

(ix) restricts the transfer or assignment of the contract, whether by assignment of the contract to a third party, a change in control of the Quadrem Group or any Quadrem Subsidiary, or operation of law;

(x) requires the hardware and/or software and/or database resources needed to provide the product or service to be isolated from other Commercial Partners;

(xi) contains a most favored nation or most favored Commercial Partner clause as it relates to any terms in the agreement, including, but not limited to, pricing and territory;

(xii) contains commitments to support non-English languages (e.g., Russian, Chinese, etc.) and/or “localize” the user interface or content for regional, country, or cultural variations;

(xiii) contains a deviation from the Quadrem Group’s standard privacy policy of the Quadrem Group or any Quadrem Subsidiary attached as Section 3.14(m)

(xiv) contains a deviation from the standard security policy of the Quadrem Group or any Quadrem Subsidiary attached as Section 3.12(e)(xiv) of the Disclosure Schedule;

(xv) contains a deviation from the standard service level provisions or commitments of the Quadrem Group or any Quadrem Subsidiary attached as Section 3.12(e)(xv) of the Disclosure Schedule;

(xvi) contains a deviation from the standard support policy of the Quadrem Group or any Quadrem Subsidiary attached as Section 3.12(e)(xvi) of the Disclosure Schedule;

(xvii) contains a deviation from the standard data protection policy of the Quadrem Group or any Quadrem Subsidiary attached as Section 3.12(e)(xvii) of the Disclosure Schedule;

(xviii) contains commitments that the product or online product/service will comply with laws, regulations, or other government imposed requirements;

(xix) commits the Quadrem Group or any Quadrem Subsidiary to deliver any data to the Commercial Partner during or after the contract, other than via a self-service process, and in the standard data format of the Quadrem Group or any Quadrem Subsidiary;

(xx) provides to a Commercial Partner any ownership of, or unrestricted license to, intellectual property for the Quadrem Group or any Quadrem Subsidiary product/service, or any code or work product developed as part of performing services for a Commercial Partner (for each such contract, Section 3.12(e) of the Disclosure Schedule contains a reasonably detailed description of the intellectual property, code or work product transferred to the Commercial Partner, e.g. a description of the specific deliverable or functionality);

(xxi) expires after December 31, 2013;

(xxii) may be renewed unilaterally by the Commercial Partner (without the Quadrem Group’s consent);

(xxiii) provides Commercial Partner with right to cancel the contract prior to its expiration, other than for breach of contract by the Quadrem Group or any Quadrem Subsidiary, or a bankruptcy/insolvency issue;

(xxiv) requires the integration of, embedding of, or interoperability with a third party product, or requires any transfer or disclosure of data to a third party (other than to a Commercial Partner or such Commercial Partner’s trading partners);

(xxv) requires the Quadrem Group or any Quadrem Subsidiary to make payment of royalties to a third party technology party;

(xxvi) creates an exclusive or preferential relationship with a third party technology partner;

(xxvii) obligates the Quadrem Group or any Quadrem Subsidiary to host, operate, run or support any technology beyond December 31, 2013;

(xxviii) establishes a relationship with, permits the licensing, sublicensing, or other access to or use of the Marketplace or other systems or services of the Quadrem Group or any Quadrem Subsidiary to, any U.S. sanctioned or embargoed country, entity based in any such country, or U.S. sanctioned entity (including but not limited to Cuba, Iran, Sudan, Syria, North Korea and any entity listed on the Specially Designated Nationals List); or

(xxix) establishes a relationship with a government official or government representative that includes a compensation or payment obligation in any country.

(f) Except as set forth in Section 3.12(f) of the Seller Disclosure Schedule, the Seller hereby represents and warrants that no Commercial Partner contract as of the date hereof for the purchase or lease of (or other right to use) goods or services with payments greater than US$50,000 (based on contract face value or the amount that is actually billed to or collected from the other party) that:

(i) has service level agreements that have been breached or triggered credits under such contract for service level failures;

(ii) provides any Buy-Side Customer with the right to use the Quadrem Network for free or at a fixed price;

(iii) limits or prohibits the Quadrem Group or any Quadrem Subsidiary from charging supplier fees (i.e., Sell-Side Customer fees) or requires the consent from any Buy-Side Customer as to the fees the Quadrem Group charges the Sell-Side Customers on the Quadrem Network; or

(iv) prohibits the Quadrem Group or any Quadrem Subsidiary from changing the amount or nature of fees that the Quadrem Group charges Sell-Side Customers;

provided, however, that the representation and warranty in Section 3.12(f)(iii) with respect to Sell-Side Customers shall be limited to Sell-Side Customers from whom the Quadrem Group would have received payments of five thousand dollars (US$5,000) or more during the twelve (12) months ended September 30, 2010 had the limitation or prohibition on charging fees specified in such Section not been effect during such twelve (12) month period.

SECTION 3.13 Environmental Matters.

(a) The Quadrem Group and each Quadrem Subsidiary (i) is in compliance with all applicable Environmental Laws, (ii) holds all Environmental Permits necessary to conduct the Quadrem Group’s or such Quadrem Subsidiary’s business and (iii) is in material compliance with all Environmental Permits.

(b) Neither the Quadrem Group nor any Quadrem Subsidiary has released and, to the knowledge of the Seller, no other person has released Hazardous Materials on any real property owned or leased by the Quadrem Group or any Quadrem Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Quadrem Group or any Quadrem Subsidiary.

(c) Neither the Quadrem Group nor any Quadrem Subsidiary has received any request for information, or any notification that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction, foreign or domestic. the Quadrem Group has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Seller, no investigation, litigation or other Proceeding is pending or threatened in writing with respect thereto.

(d) As of the date hereof, none of the real property currently or formerly owned or leased by the Quadrem Group or any Quadrem Subsidiary is listed or, to the knowledge of the Seller, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 3.14 Intellectual Property.

(a) Seller, the Quadrem Group and the Quadrem Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Intellectual Property (as defined below) relevant to the respective businesses of the Seller, the Quadrem Group and the Quadrem Subsidiaries, as previously, presently or presently proposed to be conducted, or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”) except with respect to standard, generally commercially available, “off-the-shelf” third party products with a value of less than US $20,000 that are not part of any previous, current or currently proposed product, service or Intellectual Property offering of the Quadrem Group or any Quadrem Subsidiary. Except for licenses specifically disclosed, as of the date hereof, in Section 3.14(a) of the Seller Disclosure Schedule, such ownership, licenses and rights are not exclusive. “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Quadrem Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) or currently proposed to be Used in any business of the Seller, the Quadrem Group or any Quadrem Subsidiary, or that may be necessary to conduct any such business as previously or presently conducted or currently proposed to be conducted; this term will also include all other Intellectual Property owned by or licensed to the Seller, the Quadrem Group or any Quadrem Subsidiary now or in the past. Except for Intellectual Property set forth in Schedule 3.14(c)(ii)(A), all copyrightable matter within Quadrem Intellectual Property has been created by persons who were employees of Seller, the Quadrem Group or such Quadrem Subsidiary at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.

(b) To the extent included in Quadrem Intellectual Property (but excluding Intellectual Property licensed to Seller, the Quadrem Group or any Quadrem Subsidiary only on a nonexclusive basis), Section 3.14(b) of the Seller Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those IP Rights All the foregoing (i) are valid, enforceable and subsisting, and (ii) along with all related filings, registrations and correspondence, have been provided to Buyer. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is currently anticipated by any of the Seller. None of the Seller, the Quadrem Group, or any Quadrem Subsidiary is aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.14(c) of the Seller Disclosure Schedule lists as of the date hereof: (i) all licenses, sublicenses and other agreements to which Seller, the Quadrem Group or a Quadrem Subsidiary is a party (or by which it or any Quadrem Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Quadrem Intellectual Property other than access provided under a standard form nondisclosure/nonuse agreement; (ii) all licenses, sublicenses and other agreements pursuant to which Seller, the Quadrem Group or any Quadrem Subsidiary has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property that is Used in the development of, require payment with respect to, be incorporated or embodied in, or form all or any part of any previous, current or proposed product, service or Intellectual Property offering of Seller, the Quadrem Group or any Quadrem Subsidiary or (B) any Quadrem Intellectual Property; and (iii) each agreement pursuant to which Seller, the Quadrem Group or a Quadrem Subsidiary has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Quadrem Intellectual Property (“Source Materials”). Except for the standard end user agreement of Seller, the Quadrem Group or the Quadrem Subsidiaries (the form of which has been identified to and provided to Buyer), neither the Quadrem Group nor any of the Quadrem Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof. Any standard form referred to above in this section has been clearly identified as such and provided to Buyer.

(d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) would reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Seller Disclosure Schedule; (ii) the loss or expiration of any right or option by Seller, the Quadrem Group or any of the Quadrem Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials.

(e) There is, to the knowledge of the Seller, the Quadrem Group and the Quadrem Subsidiaries, no unauthorized Use, disclosure, or Infringement of any Quadrem Intellectual Property (excluding any such activity with respect to third party Intellectual Property outside the scope of any exclusivity granted to the Quadrem Group or any of the Quadrem Subsidiaries) by any third party, including, without limitation, any employee or former employee of the Quadrem Group or any of the Quadrem Subsidiaries. None of the Seller, the Quadrem Group or any Quadrem Subsidiary has brought or threatened any action, suit or Proceeding against any third party for any Infringement of any Quadrem Intellectual Property or any breach of any license, sublicense or agreement involving Quadrem Intellectual Property.

(f) Each of the Seller, the Quadrem Group and each Quadrem Subsidiary has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Quadrem Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. None of the Seller, the Quadrem Group or any of the Quadrem Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

(g) Each current and former employee and contractor of the Seller, the Quadrem Group or any Quadrem Subsidiary has executed and delivered (and is in compliance with) an agreement in substantially the form of the Quadrem Group’s standard employee non-disclosure and assignment agreement (in the case of an employee) or consulting agreement (in the case of a contractor).

(h) None of the Seller, the Quadrem Group or any of the Quadrem Subsidiaries has received any communication alleging or suggesting that or questioning whether the Seller, the Quadrem Group or any Quadrem Subsidiary has been or may be (whether in its past, current or currently proposed business) engaged in, liable for or contributing to any Infringement, nor does the Seller or any Quadrem Subsidiary have any reason to expect that any such communication will be forthcoming.

(i) None of the Seller, the Quadrem Group or any of the Quadrem Subsidiaries is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would reasonably be expected to interfere with the use of his or her reasonable efforts to promote the interests of Seller, the Quadrem Group or any of the Quadrem Subsidiaries following the Closing or that would reasonably be expected to conflict with any of their businesses as conducted or currently proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of the business of the Quadrem Group or any Quadrem Subsidiaries as conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. None of Seller, the Quadrem Group or any of the Quadrem Subsidiaries is Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Quadrem Group or such Quadrem Subsidiary, or (ii) any confidential information or trade secret of any former employer of any such person.

(j) All Software delivered to Commercial Partners and other third parties was at the time delivered and all Software used by Seller, the Quadrem Group or any Quadrem Subsidiary is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that would or could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Seller, the Quadrem Group or any Quadrem Subsidiary, including, but not limited to, that operated by the Seller, the Quadrem Group or any Quadrem Subsidiary on its web sites or used by the Seller, the Quadrem Group or any Quadrem Subsidiary in connection with processing Commercial Partner orders, storing Commercial Partner information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Seller, the Quadrem Group or any Quadrem Subsidiary.

(k) Seller, the Quadrem Group and each of the Quadrem Subsidiaries have obtained all required approvals and agreements (including, without limitation, assurances from Commercial Partners regarding further export) for exporting any Quadrem Intellectual Property outside the United States and importing any Quadrem Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(l) Section 3.14(l) of the Seller Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software,” “copyleft software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Seller, the Quadrem Group or any Quadrem Subsidiaries in connection with development, licensing, sale, use or distribution of Quadrem Intellectual Property, and describes the manner in which such Open Source Materials were so used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Seller, the Quadrem Group of any of the Quadrem Subsidiaries) in such Quadrem Intellectual Property. Each of the Quadrem Group and each Quadrem Subsidiary is in full compliance with the terms and conditions of all licenses for the Open Source Materials. Each of the Quadrem Group and each Quadrem Subsidiary has not (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, Quadrem Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Quadrem Intellectual Property; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates, or purports to create obligations for the Quadrem Group or any Quadrem Subsidiary with respect to any Quadrem Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Quadrem Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge or that would otherwise limit the right of the Quadrem Group or any Quadrem Subsidiary to require payment for any exploitation of such Open Source Materials).

(m) Personally Identifiable Information. Section 3.14(m) of the Seller Disclosure Schedule generally (but not specifically) describes all Personally Identifiable Information collected by any of the Seller, the Quadrem Group and any Quadrem Subsidiary through Internet websites owned, maintained or operated by Seller, the Quadrem Group or Quadrem Subsidiaries (“Company Sites”), or through any activity for or related to Commercial Partners, suppliers, service providers or personnel of the Seller, the Quadrem Group or any Quadrem Subsidiary (“Company Services”). “Personally Identifiable Information” means any information collected and stored by any of the Seller, the Quadrem Group or any Quadrem Subsidiary that (alone or in combination with other information held by Seller, the Quadrem

Group or any Quadrem Subsidiary) can be associated with or used to identify a specific person. Each of the Seller, the Quadrem Group and each Quadrem Subsidiary has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by Seller, the Quadrem Group or any Quadrem Subsidiary in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the privacy policies of the Seller, the Quadrem Group and each Quadrem Subsidiary. Copies of all current and prior privacy policies of the Seller, the Quadrem Group and each Quadrem Subsidiary that apply to Quadrem Sites or Quadrem Services are attached to Section 3.14(m) of the Seller Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Seller, the Quadrem Group and any Quadrem Subsidiary have at all times made all disclosures to users or Commercial Partners required either by applicable laws or the terms of such privacy policy, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws. The transfer of data to, and disclosure to, Buyer will not violate applicable laws or the terms of such privacy policy.

(n) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information, Seller, the Quadrem Group and each Quadrem Subsidiary has at all times taken all steps necessary or reasonable (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that Personally Identifiable Information. Without limiting the foregoing, Seller hereby represents to Buyer that all applicable notifications for the transmission of Personally Identifiable Information from the Netherlands to the United States has been filed with the Dutch Data Protection Authority. Neither the Company nor any of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has been notified or is otherwise aware of non-compliance with any such laws and regulations governing Personally Identifiable Information.

(o) Neither Quadrem nor any Quadrem Subsidiary has assigned, or licensed, sold, transferred, or conveyed (or has agreed to do the same) any Intellectual Property in or to any product, software, or deliverable (collectively “an IP Transfer”) to any person that (i) conflicts with or violates an IP Transfer from Quadrem or any Quadrem Subsidiary of any Intellectual Property to another person, (ii) prevents Quadrem or any Quadrem Subsidiary from operating its business, including operating the Quadrem Network, as currently operated, as proposed to be operated under any approved product roadmap or as obligated under any customer agreement, without obligation to that person, or (iii) allows such person to continue to use such Intellectual Property after termination of the contractual relationship between such person and Quadrem or any Quadrem Subsidiary, as applicable.

SECTION 3.15 Tax.

(a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Seller, Quadrem Group or any Quadrem Subsidiary (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Reference Balance Sheet, all such Tax Returns are true, complete and correct and were prepared in substantial compliance with all applicable Laws. The Quadrem Group and each Quadrem Subsidiary has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the date of the Reference Balance Sheet, except to the extent reserves for Taxes have been established on the Reference Balance Sheet. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Reference Balance Sheet and neither the Quadrem Group nor any Quadrem Subsidiary has, nor will, incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all liabilities for Taxes payable after the date of the Reference Balance Sheet, with respect to all transactions and events occurring on or prior to such date. Neither the Quadrem Group nor any Quadrem Subsidiary will, as a result of the transactions contemplated herein, become liable for any Tax not adequately reserved against on the Interim Financial Statements. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all respects. Neither the Quadrem Group nor any Quadrem Subsidiary has incurred any Tax liability since the date of the Reference Balance Sheet other than in the ordinary course of business, and the Quadrem Group and each Quadrem Subsidiary has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Quadrem Group and each Quadrem Subsidiary has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. Except as set forth in Disclosure Schedule 3.15(b) attached, to the best knowledge of the Seller, no Tax Returns filed with respect to Taxable years through the Taxable year ended 2009 in the case of the United States, have been examined and closed. The Quadrem Group (or any member of any affiliated or combined group of which the Quadrem Group has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Return that is still in effect and there is no claim, audit, action, suit, Proceeding, or (to the knowledge of the Seller) investigation now pending, threatened or expected against or with respect to the Quadrem Group in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Seller, the Quadrem Group or any Quadrem Subsidiary, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Quadrem Group or any Quadrem Subsidiary, adversely affect the liability of the Quadrem Group or the applicable Quadrem Subsidiary for Taxes. Except as set forth in Disclosure Schedule 3.15(b) attached, no claim has been made by a Tax Authority in a jurisdiction where the Quadrem Group or any Quadrem Subsidiary does not file income Tax Returns that the Quadrem Group or any Quadrem Subsidiary is or may be subject to income taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Quadrem Group or any Quadrem Subsidiary. All elections with respect to the Quadrem Group’s and each Quadrem Subsidiary’s Taxes made during the fiscal years ending December 31, 2007, 2008 and 2009 are reflected on the Quadrem Group’s or applicable Quadrem Subsidiary’s Tax Returns for such periods, copies of which have been provided to Buyer. After the date of this Agreement, no election with respect to Taxes will be made by Seller without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. The Quadrem Group has previously provided or made available to Buyer true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Buyer, prior to or following the date hereof, presently existing information statements and reports.

(c) Neither the Quadrem Group nor any Quadrem Subsidiary or any predecessor of the Quadrem Group or any Quadrem Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Neither the Quadrem Group nor any Quadrem Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) nor does the Quadrem Group or any Quadrem Subsidiary have any liability or potential liability to another party under such agreement. Neither the Quadrem Group nor any Quadrem Subsidiary has made or will make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Neither the Quadrem Group nor any Quadrem Subsidiary has ever been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.

(d) Except as set forth in Section 3.15(d) of the Seller Disclosure Schedule, the Quadrem Group and each Quadrem Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, including without limitation the Dutch tax ruling referenced in the Seller Disclosure Schedule, and the consummation of the Acquisition will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Except as set forth in Section 3.15(d) of the Seller Disclosure Schedule, neither the Quadrem Group nor any Quadrem Subsidiary is currently and never has been subject to the reporting requirements of Section 6038A of the Code. The Quadrem Group and the Quadrem Subsidiaries have not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Section 3.15(d) of the Seller Disclosure Schedule contains a true and complete list of (i) each country in which the Quadrem Group or any Quadrem Subsidiary has, or previously had, a permanent establishment, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; (ii) each country within which the Quadrem Group or any Quadrem Subsidiary has engaged in a trade or business.

(e) None of the assets of the Quadrem Group or any Quadrem Subsidiary is property that the Quadrem Group or Quadrem Subsidiary is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Quadrem Group or any Quadrem Subsidiary directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code. None of the assets of the Quadrem Group or any Quadrem Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Quadrem Group nor any Quadrem Subsidiary has ever elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state Law.

(f) Neither the Quadrem Group nor any Quadrem Subsidiary is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Quadrem Group and each Quadrem Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Quadrem Group nor any Quadrem Subsidiary is a party to any “listed transaction” within the meaning of Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations.

(h) Neither the Quadrem Group nor any Quadrem Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 203A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) There is no agreement, contract or arrangement that could, individually or collectively, result in the payment of any amount that would not be deductible by the Quadrem Group or the Buyer by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Neither the Quadrem Group nor any Quadrem Subsidiary is a party to any contract and/or nor has any of them granted any compensation, equity or award that could be deemed deferred compensation and be subject to inclusion in income or additional tax under Section 409A or Section 457A of the Code, and neither the Seller, the Quadrem Group, any Quadrem Subsidiary nor any of the ERISA Affiliates has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation and be subject to inclusion in income or additional tax under Section 409A or Section 457A of the Code. All Equity Rights have been granted with an exercise price per share no lower than the “fair market value” of the underlying shares on the date of the corporate action effectuating the grant, as determined for purposes of Code Section 409A. Neither the receipt of payment by any holder (or former holder) of an Equity Right, nor any such individual’s right to receive payment with respect to an Equity Right, in connection with or as a result of the transactions contemplated by this Agreement, including any payments made or required to be made after the Closing Date, shall subject such holder (or former holder) to additional tax under Code Section 409A.

(j) Neither the Quadrem Group nor any Quadrem Subsidiary is party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Quadrem Group nor any Quadrem Subsidiary owns any interest in any entity that is characterized as a partnership for federal income Tax purposes.

(k) Company has not incurred (or been allocated) an overall foreign loss as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Section 904(f)(1) and/or Section 904(f)(3) of the Code. Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) Seller represents and warrants that neither the Quadrem Group nor any Quadrem Subsidiary is or has been subject to the income tax laws of any taxing authority (whether by residence, permanent establishment, location of property, or any other means) except as set forth on the attached Schedule 3.16(l). Without limiting the foregoing, neither the Quadrem Group, nor any Quadrem Subsidiary organized outside the United States has ever been engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has ever had a permanent establishment in the United States within the meaning of the tax treaty between the United States and the Netherlands. Furthermore, Seller warrants that:

(i) no entity incorporated outside Australia is an Australian resident for Australian tax purposes (or has at any stage previously been considered to be an Australian resident for Australian tax purposes);

(ii) it has not conducted and does not conduct board meetings in Australia for entities incorporated outside Australia;

(iii) with respect to any entity incorporated outside Australia (including but not limited to the Quadrem Group), a majority of directors of such entity does not participate in board meetings from Australia;

(iv) no entity incorporated outside Australia is operating in Australia through a permanent establishment (or at any stage previously operated through a permanent establishment); and

(v) no entity incorporated outside Australia has generated Australian sourced income or any other income that would generate an Australian tax liability.

(m) Schedule 3.15(m) hereto sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Quadrem Group (and any Quadrem Subsidiary) and any Governmental Entity.

(n) [Reserved].

(o) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, in addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Quadrem Group” means the Quadrem Group and any entity included in, or required under U.S. GAAP to be included in, the 2009 Financial Statements or the Interim Financial Statements.

SECTION 3.16 Vote Required. The Seller shall have obtained, as of Closing, the affirmative vote of the holders of no less than three-fourths of the issued shares of Company Stock to approve and adopt the Agreement, the Acquisition and the other agreements and transactions contemplated by this Agreement. No other shareholder votes of the Seller and QNBV are required to approve such matters.

SECTION 3.17 Assets; Absence of Liens and Encumbrances. The Quadrem Group and each Quadrem Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property, used or intended to be used in the conduct of the business of the Company and all of its Subsidiaries (including but not limited to the Quadrem Group and each Quadrem Subsidiary) or otherwise owned or leased by the Company and all of its Subsidiaries (including but not limited to the Quadrem Group or such Quadrem Subsidiary) and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company and all of its Subsidiaries (including but not limited to the Quadrem Group or such Quadrem Subsidiary) in or relating to the conduct of the business of the Company and its Subsidiaries (including but not limited to the Quadrem Group and each Quadrem Subsidiary) (all such properties, assets and contract rights being the “Assets”). The Quadrem Group and each Quadrem Subsidiary has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”). The equipment of the Quadrem Group and the Quadrem Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18 Owned Real Property. Neither the Quadrem Group nor any Quadrem Subsidiary owns any real property.

SECTION 3.19 Certain Interests.

(a) Except as set forth on Section 3.19 of the Seller Disclosure Schedule, none of the following persons: (i) with respect to clauses (v) and (w) below, to the knowledge of the Seller, any stockholder of the Company; (ii) with respect to clauses (x) and (y) below, any holder of greater than 1% of the voting power of the Company and its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) or its respective affiliates; and (iii) with respect to clauses (v) through (y) below, any officer or director of the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) and, to the knowledge of the Seller, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(v) has any direct or indirect financial interest in any competitor specified in writing by Buyer (and acknowledged in writing by the Company) or alliance partner, or any entity that is a party to a Material Contract with a contract face value or amount that is actually billed or collected of greater than $100,000; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any such competitor, alliance partner or such entity, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such competitor, alliance partner or such entity;

(w) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property owned by the Company or any its Subsidiaries and that the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(x) has any claim or cause of action against the Quadrem Group or any Quadrem Subsidiary other than claims for reimbursement incurred in the ordinary course of business or Indebtedness incurred in the ordinary course that are less than $10,000 individually or $25,000 in the aggregate; or

(y) has outstanding any indebtedness to the Quadrem Group or any Quadrem Subsidiary other than Indebtedness incurred in the ordinary course that is less than $10,000 individually or $25,000 in the aggregate.

(b) Except for the payment of employee compensation or obligations due to Commercial Partners who are Company Stockholders in the ordinary course of business (including the reimbursement of business expenses), consistent with past practice, neither the Quadrem Group nor any Quadrem Subsidiary has any Liability to the Seller, the Company Stockholders, any officer or director of Seller or any Company Stockholder, to the knowledge of the Seller, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

(c) Seller may update Section 3.19 of the Seller Disclosure Schedule within thirty (30) days after the date hereof based on information provided by Company Stockholders (other than Specified Customers) after the date hereof.

SECTION 3.20 Insurance Policies. Section 3.20 of the Seller Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Seller, the Quadrem Group or any Quadrem Subsidiary is a party or is a beneficiary or named insured that insures all or part of the business of the Quadrem Group and its Subsidiaries and (ii) any claims made thereunder or made under any other insurance policy with respect to the business of the Quadrem Group or any Quadrem Subsidiary within the past three years. True and complete copies of all such policies have been provided to Buyer. All premiums due on such policies have been paid, and the Seller, the Quadrem Group and each Quadrem Subsidiary, as the case may be, is otherwise in compliance with the terms of such policies. None of the Seller, the Quadrem Group or any Quadrem Subsidiary has failed to give any notice or present any claim under any such policy relating to the business of the Quadrem Group or any Quadrem Subsidiary in a timely fashion. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. None of the Seller, the Quadrem Group or any Quadrem Subsidiary has received any notice or other communication regarding any actual or threatened (i) cancellation or termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to all pending litigation matters, the Company has provided notice to all insurance carriers regarding the litigation and has complied with all requirements regarding for the insurance coverage by such carriers.

SECTION 3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Seller or any of its Subsidiaries or to which the Seller or any such Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary), any acquisition of property by the Quadrem Group or any Quadrem Subsidiary or the conduct of business by the Company and its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) as currently conducted or as currently proposed to be conducted by the Quadrem Group or any Quadrem Subsidiary following the Closing.

SECTION 3.22 Brokers. Neither the Seller nor any of its Subsidiaries or Representative of the Seller has engaged any broker, finder or investment banker (“Advisor”) in connection with the Acquisition or any transactions contemplated thereby and no person is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

SECTION 3.23 Anti-takeover Statutes. The Seller has taken all action necessary to ensure that there are no restrictions on business combinations or any anti-takeover provision in the Organizational Documents or Seller, the Quadrem Group or any Quadrem Subsidiary that are, or at the Closing will be, applicable to the Quadrem Group or any Quadrem Subsidiary, the Acquisition or the other transactions contemplated by this Agreement.

SECTION 3.24 Buy-Side Customers and Sell-Side Customers. Section 3.24 of the Seller Disclosure Schedule contains a complete list of the following Commercial Partners of the Seller, the Quadrem Group or any Quadrem Subsidiary during the fiscal years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010: (i) all Buy-Side Customers and all alliance partners of the Seller, the Quadrem Group or any of the Quadrem Subsidiaries, (ii) each Sell-Side Customer that sold goods and/or services through the Quadrem Network valued at more that US$25,000 during any twelve (12) month period therein (based on the amount invoiced for such goods and/or services by such Sell-Side Customer) and (iii) each supplier that sold more than US$25,000 of goods and/or services to the Quadrem Group and/or a Quadrem Subsidiary during any twelve (12) month period therein (based on the amount invoiced for such goods and/or services by such supplier). No such Commercial Partner has, within the past twelve (12) months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company or any of its Subsidiaries (including but not limited to the Quadrem Group or any Quadrem Subsidiary), or decreased materially its usage of the Company’s or any of its Subsidiary’s (including the Quadrem Group’s or any Quadrem Subsidiary’s) services or products. For the purposes of the prior sentence only, Commercial Partner does not include Sell-Side Customers who do not have a fixed fee contract with the Quadrem Group or any Quadrem Subsidiary. Neither the Company nor any of its Subsidiaries (including the Quadrem Group and any Quadrem Subsidiary) has (i) breached (so as to provide a benefit that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any Commercial Partner of the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary). Schedule 3.24 hereto shall identify all Sell-Side Customers that have fixed fee contracts with the Company and/or its Subsidiaries providing for payments in an amount greater than US$1,000 per year (based on contract face value or the amount that is actually billed to or collected from the other party).

SECTION 3.25 Inventory. All inventory, if any, of the Quadrem Group and the Quadrem Subsidiaries, whether or not reflected on the Reference Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value on the Reference Balance Sheet. All inventories, if any, not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each type of inventory, if any, whether raw materials, work in process or finished goods, are not excessive in the present circumstances of the Quadrem Group and the Quadrem Subsidiaries.

SECTION 3.26 Accounts Receivable; Bank Accounts. All accounts receivable of the Quadrem Group and the Quadrem Subsidiaries reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Quadrem Group and the Quadrem Subsidiaries that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which they first became due and payable), net of an amount consistent with the accounts receivable policy set forth in the Reference Balance Sheet as applied in the ordinary course of business consistent with past practice. Section 3.26 of the Seller Disclosure Schedule describes each account maintained by or for the benefit of the Quadrem Group or any Quadrem Subsidiary at any bank or other financial institution.

SECTION 3.27 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Quadrem Group or any Quadrem Subsidiary.

SECTION 3.28 Offers. The Seller has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets of Company, including but not limited to the Quadrem Group and the Quadrem Subsidiaries, with all parties other than Buyer.

SECTION 3.29 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller, the Quadrem Group or any Quadrem Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Quadrem Group or the appropriate Quadrem Subsidiary, which are set forth in Section 3.29 of the Seller Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Quadrem Group nor any Quadrem Subsidiary has any liability. Section 3.29 of the Seller Disclosure Schedule sets forth the aggregate expenses incurred by the Seller, the Quadrem Group and the Quadrem Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the 2009 Financial Statements and the Interim Financial Statements and neither the Seller nor any of its respective Subsidiaries know of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3.30 Books and Records. The minute books and other similar records of the Seller, the Quadrem Group and each Quadrem Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Seller’s, the Quadrem Group’s or each Quadrem Subsidiary’s shareholders, Boards of Directors or any committees thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Seller, the Quadrem Group and each Quadrem Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller, the Quadrem Group and the Quadrem Subsidiaries, as the case may be, and have been maintained in accordance with good business and bookkeeping practices.

SECTION 3.31 Buyer Accounting Requests. The Seller acknowledges and agrees that through and as of the date hereof, Buyer has not requested any work from the Company’s or any of its Subsidiary’s accountants.

SECTION 3.32 No Misstatements. No representation or warranty made by the Seller in this Agreement, the Seller Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 3.33 Indemnification. The Seller hereby represents to Buyer that no claim for indemnification has been made by any current or former director or officer of the Seller or the Quadrem Group or any Quadrem Subsidiary and, to the knowledge of the Seller, no basis exists for any such claim for indemnification.

SECTION 3.34 Compliance with Foreign Corrupt Practices Act and Anti-Bribery Laws and Regulations. Neither the Company nor any of its Subsidiaries (including the Quadrem Group, nor any Quadrem Subsidiary), nor its of their respective directors, officers, employees, agents, affiliates, or other persons acting on behalf of the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) have offered, given or promised, or authorized any offer, gift or promise of any money or other thing of value, directly or indirectly, through an intermediary or otherwise, to or for the benefit of any government official of a domestic or foreign national state or any instrumentality thereof, to any political party or official thereof, or to any candidate for political office for purposes of: (i) influencing any act or decision of such government official, political party, party official or candidate in his, her or its official capacity; (ii) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate; or (iii) inducing such government official, political party, party official or candidate to use his, her or its influence with any government to affect or influence any act or decision of such government, in each case to assist the parties hereto in obtaining or retaining business for or with, or directing business to, any person. For purposes of this Agreement, the term “government official” includes, but is not limited to, directors, officers or employees of wholly or partially state-owned or state-controlled corporations or enterprises; any person holding a legislative, administrative or judicial office of a country, whether appointed or elected; any person exercising a public function for a country, including for a public agency or public enterprise; and any official or agent of a public international organization. The Company and its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) have at all times been since January 1, 2005 in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and other laws prohibiting the bribery of foreign or domestic government officials, including maintaining adequate internal controls as required by the FCPA and complying with the record-keeping provisions of the FCPA. The Company and its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) have at all times been since January 1, 2005 in compliance with all anti-bribery laws and regulations that may apply to any portion of such entity (including the Quadrem Group and each Quadrem Subsidiary), including, but not limited to, anti-bribery laws and regulations of member states to the OECD Anti-Bribery Convention. The Company of each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the foregoing. The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization. The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) are now and have been in compliance with all applicable criminal laws and regulations.

SECTION 3.35 Compliance with Export Control Laws. The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has at all times since January 1, 2005 conducted and participated in export transactions in accordance with applicable provisions of U.S., European Union, and national export control laws and regulations, including but not limited to: (1) the U.S. Export Administration Act; (2) the U.S. Export Administration Regulations; (3) the U.S. Arms Export Control Act; (4) the International Traffic in Arms Regulations; (5) all legislation giving rise to the U.S. Foreign Assets Control Regulations; (6) any regulations administered by the U.S. Office of Foreign Assets Control; European Union Council Regulation (EC) No 428/2009; and the U.K. Export Control Act. Without limiting the foregoing representations, the Seller further represents the following:

(a) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has obtained all applicable export licenses and other approvals required for its exports of products, software, services, and technical information from the United States;

(b) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has obtained all applicable export licenses and other approvals required for its retransfers or re-exports of products, software, services, and technical information subject to U.S. jurisdiction outside the United States;

(c) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has not unlawfully provided any services or export-controlled information to any foreign national, within or outside the United States;

(d) Pursuant to the Quadrem Group and Quadrem Subsidiary’s standard end user agreement (the form of which has been identified and provided to Buyer), each Buy-Side Customer and each Sell-Side Customer is required to comply with, inter alia, laws applicable to the export and import of products and information. Neither the Company nor any of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has been notified or is otherwise aware of non-compliance with any such laws and regulations by any Buy-Side Customer or Sell-Side Customer.

(e) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) is in compliance with the terms of all of its applicable export licenses and other approvals, whether issued by the U.S. or another national government;

(f) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has not conducted business with any parties restricted under applicable law or shipped, authorized the shipment of, or exported or re-exported, its products, software, services, or technical information to any destination subject to an embargo under applicable law;

(g) there are no pending or threatened claims, fines, investigations, or enforcement actions against the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) with respect to compliance with export control laws;

(h) there are no actions, conditions or circumstances pertaining to the Company or any of its Subsidiaries (including the Quadrem Group’s or any Quadrem Subsidiary’s) export transactions that would reasonably be expected to give rise to any liabilities for non-compliance with export control laws;

(i) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has maintained adequate internal controls as may be required by law or regulation, or any approval, correspondence, or determination by the responsible Governmental Entity;

(j) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has complied with the recordkeeping provisions of the applicable export control laws and regulations; and

(k) The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the foregoing.

The Company and each of its Subsidiaries (including the Quadrem Group and each Quadrem Subsidiary) has at all times since January 1, 2005 conducted and participated in export transactions not subject to U.S. export control laws and regulations, in accordance with the export control laws and regulations of any other country with jurisdiction over the transaction.

SECTION 3.36 Government Investigation and Voluntary Disclosure. There is no pending or threatened, and there has not been in the past any government requested or ordered audit or review, enforcement action, inquiry, governmental order, subpoena, including but not limited to grand jury subpoena, investigation, or disclosure by the Company or any its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) to a Governmental Entity regarding noncompliance with any applicable laws or regulations, including, but not limited to, laws and regulations regarding bribery, corrupt practices, export controls, fraud, restricted or sanctioned parties, or unlawful technology transfer. There are no pending or threatened claims, fines, investigations, or enforcement actions against the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) with respect to the Quadrem Group’s or any Quadrem Subsidiary’s compliance with any applicable laws. There are no actions, conditions or circumstances pertaining to the Company or any of its Subsidiaries (including the Quadrem Group’s or any Quadrem Subsidiary’s) export transactions that would reasonably be expected to give rise to any liabilities for non-compliance with any applicable laws.

SECTION 3.37 Security. The Quadrem Group or any Quadrem Subsidiary has achieved a certification under the following: webtrust, PCI and SAS 70 and at no point has lost such certifications, or received a notice of intent to remove such certification. Schedule 3.37 of the Seller Disclosure Schedule identifies each security breach encountered since January 1, 2008 by Company or any Subsidiary of the Company (including the Quadrem Group and any Quadrem Subsidiary), and identifies whether Commercial Partners were notified of such security breach.

SECTION 3.38 [Reserved].

SECTION 3.39 Directors and Officers. Section 3.39 of the Seller Disclosure Schedule sets forth (i) each director of the Quadrem Group and each Quadrem Subsidiary, (ii) each officer of the Quadrem Group and each Quadrem Subsidiary and (iii) each managing director, general partner or other similar position of the Quadrem Group and each Quadrem Subsidiary, and further sets forth the location of each of the parties and whether they are inside or outside director (i.e. whether also employed by the Quadrem Group or a Quadrem Subsidiary).

SECTION 3.40 Quadrem Middle East. To the actual knowledge of Seller (but without any duty of inquiry or investigation other than to inquire of the Key Employees and the directors of the Company), the following representations and warranties are true and correct with respect to Quadrem Middle East as if it were a Quadrem Subsidiary: Section 3.02(a) (first four sentences only); Section 3.07(a); Section 3.10; Section 3.12(a)(i); Section 3.14(a) (first sentence only); Section 3.14(h); Section 3.17; Section 3.21; Section 3.34; Section 3.35; and Section 3.35. “Key Employees” shall mean the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer and Senior Counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by Buyer to the Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV.

SECTION 4.01 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (as defined below). Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The term “Buyer Material Adverse Effect” means any event, change, violation, circumstance or effect (regardless of whether or not such events, changes, violations, circumstances or effects are inconsistent with the representations or warranties made by the Buyer in this Agreement) (A) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, financial condition, assets (tangible or intangible), liabilities, properties or results of operations of Buyer and its Subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact Buyer and its Subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Buyer and its Subsidiaries operate that do not disproportionately impact Buyer and its Subsidiaries taken as a whole, (iii) any decline in and of itself in the trading price of Buyer Common Stock, (iv) any adverse change in the United States securities market or (v) any failure by Buyer to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.02 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Acquisition and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer is necessary to authorize this Agreement or to consummate the Acquisition and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03 Capital Structure. As of the date hereof, the authorized capital stock of Buyer consists of (i) 1,500,000,000 shares of Buyer Common Stock and (ii) 20,000,000 shares of preferred stock of Buyer (“Buyer Preferred Stock”). As of October 31, 2010, (i) 93,930,000 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate Buyer’s organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the notification requirements of the HSR Act, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The Nasdaq Global Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.05 SEC Filings; Financial Statements.

(a) Buyer has filed on a timely basis all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2008 through the date of this Agreement (collectively, the “Buyer SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Buyer Material Adverse Effect).

SECTION 4.06 Valid Issuance of Buyer Shares. The shares of Buyer Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.07 Brokers. Except for Morgan Stanley & Co., Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE ACQUISITION

SECTION 5.01 Conduct of Business by the Seller Pending the Acquisition. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Seller agrees on behalf of itself and its Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business (including the business of the Subsidiaries, including each Quadrem Subsidiary) in the ordinary course and in a manner consistent with past practices and the 2010 Company Business Plan approved by the Company Stockholders on December 9, 2009 (the “Business Plan”), including to pay all debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to use its commercially reasonable efforts to keep available the services of its present officers and key employees and consultants and to use its commercially reasonable efforts to preserve its relationships with Commercial Partners, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Seller shall promptly notify Buyer of any material event or occurrence not in the ordinary course of business and in a manner consistent with past practices of the Seller, the Quadrem Group and any Quadrem Subsidiary.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Seller Disclosure Schedule, the Company agrees that neither it nor any of its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) shall, between the date of this Agreement and the earlier of the termination of the Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written (e-mail) consent of a designated officer of Buyer , to be specified in writing by Buyer within five (5) business days after the (i) date hereof, in the case of the initial designated officer and (ii) the date any successor designated buyer is appointed (the “Designated Officer”), who shall not unreasonably delay in granting or denying such consent (provided that if the Closing shall not have occurred within ninety (90) days after the date hereof, Buyer shall not unreasonably withhold such consent):

(a) amend or otherwise change its Organizational Documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Quadrem Group or any Quadrem Subsidiary;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares;

(e) split, combine, subdivide, redeem or reclassify any of its shares or issue or authorize the issuance of any other shares or securities in respect of, in lieu of or in substitution for shares, or purchase or otherwise acquire, directly or indirectly, any shares except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g) initiate or settle any Proceeding in an amount individually or in the aggregate greater than US$100,000;

(h) (i) make any loans or advances in excess of US$20,000 individually or in the aggregate greater than US$100,000 or (ii) incur any Indebtedness or become responsible for the obligations of any person that (i) exceed US$20,000 individually or US$100,000 in the aggregate or (ii) are incurred in the ordinary course of business and consistent with past practice;

(i) authorize any capital expenditure in excess of US$500,000 in the aggregate, provided that the Company shall give the Designated Officer at least five (5) business days advance notice of any individual expenditure in excess of US$100,000;

(j) except as disclosed pursuant to Section 5.01 of the Seller Disclosure Schedule, enter into any lease or contract for the purchase or sale of any real property or for any personal property in excess of US$25,000 individually or US$100,000 in the aggregate;

(k) waive or release any claim or right of any Commercial Partner or any other claim or right individually or in the aggregate greater than $100,000;

(l) excluding any payments for bonus, commissions, severance or similar programs pursuant to written agreements, plans or policies in place on the date of this Agreement and described in the Seller Disclosure Schedule, provided that the terms of such bonus, commission, severance or similar programs are not changed as of or following the date of this Agreement increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law or any amendments to deferred compensation plans required to comply with Section 409A of the Code, or any amendment required by applicable law;

(m) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships in each case involving employees or consultants with either annual base compensation of US$85,000 or more, or monthly compensation of US$20,000 or more;

(n) except as set forth on Schedule 5.01(n) and except for the automatic renewal of contracts in accordance with their terms, renew, amend in any material respect or terminate any Material Contract;

(o) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

(p) other than with respect to licenses granted to Commercial Partner pursuant to the standard user agreement of the Company or its Subsidiaries, in a form furnished to Buyer’s counsel, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations except to the extent permitted pursuant to Section 5.01(u)(ii), including any license of Quadrem Intellectual Property in connection with a settlement or other resolution of a Proceeding;

(q) except for contracts or agreements with Buy-Side Customers or Sell-Side Customers entered into in the ordinary course of business consistent with past practice, enter into any contract or agreement material to the business, results of operations or financial condition of the Quadrem Group or any Quadrem Subsidiary;

(r) except for the payment, discharge or satisfaction of Liabilities pursuant to contracts listed on Section 3.12(a)(iii), (iv), (xv) and (xvi) of the Seller Disclosure Schedule in the ordinary course of business and consistent with past practice (but not any such Liability resulting from the breach or alleged breach of such contracts), pay, discharge or satisfy any Liability in excess of US$50,000, individually, or in excess of US$100,000 in the aggregate;

(s) take any action to modify its respective accounting policies, principles or procedures other than as required by International Financial Reporting Standards published by the International Accounting Standards Board and committees thereof (“IFRS”);

(t) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Quadrem Group or any Quadrem Subsidiary in excess of $US20,000, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Quadrem Group or any Quadrem Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax Liability of the Quadrem Group or any Quadrem Subsidiary or Buyer (other than any action or omission having the effect of increasing income);

(u) (i) sell, assign, lease, terminate, abandon, transfer after the date hereof or otherwise dispose of or grant any security interest in and to any item of the Quadrem Intellectual Property, in whole or in part, (ii) grant any license with respect to any Quadrem Intellectual Property, other than a license of Software granted to Commercial Partners of the Quadrem Group that would not have been required to be disclosed in Section 3.12(e) of the Seller Disclosure Schedule if entered into on or before the date hereof (provided that if the reasonably anticipated aggregate cost of complying with clauses (i), (iii), (x), (xii), (xix and (xxvi) of Section 3.12(e) is less than $75,000, such license shall be deemed not to have been required to be disclosed pursuant to Section 3.12(e) solely for purposes of this Section 5.01(u)) pursuant to a standard user agreement of the Company or its Subsidiaries, in a form furnished to Buyer (iii) develop, create or invent any Intellectual Property jointly with any new third party, other than Intellectual Property that is exclusively owned by or exclusively licensed to the Quadrem Group, or (iv) disclose, or allow to be disclosed, any confidential Quadrem Intellectual Property, unless such Quadrem Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(v) enter into any agreement or other commitment with a term greater than one year, other than agreements with Buy-Side Customers to buy goods and services on the Quadrem Network;

(w) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Buyer;

(y) with respect to long term debt only, except as required in accordance with the Company’s current accounting policies and after consulting with the Company’s independent auditors, , write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of US$50,000 with respect to a single matter, or in excess of US$100,000 in the aggregate, provided that the Company shall notify the Designated Officer to the extent that aggregate amount of write offs and reserves between the date hereof and the Closing Date exceeds US$100,000;

(z) enter into any transaction that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act if Quadrem were an SEC reporting company with any officer or director or a holder of more than one percent (1%) of a Seller’s then outstanding Company Stock who is a natural person;

(aa) change or otherwise deviate from the method for accounting for Accounts Receivable in a manner inconsistent with past practice;

(bb) distribute any unsolicited commercial e-mail in violation of Dutch law; or

(cc) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (bb) above.

For the avoidance of doubt, the fact that the consent of Seller is not required under one clause of Section 5.01 does not mean that it is not required under another clause of Section 5.01.

SECTION 5.02 Litigation. Seller shall notify Buyer in writing promptly after learning of any claim, action, suit, arbitration, mediation, Proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it involving this

Agreement, the Company or any Subsidiary of the Company (including the Quadrem Group or any Quadrem Subsidiary) or against it or any of the foregoing, or known by such Seller to be threatened against such Seller or any of its officers, directors, employees or shareholders in their capacity as such and relating directly or indirectly to this Agreement, the Company or any Subsidiary of the Company (including the Quadrem Group or any Quadrem Subsidiary).

SECTION 5.03 Notification of Certain Matters.

(a) Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, as applicable, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause (x) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, (y) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied or (z) a Quadrem Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, (ii) any failure or inability of Buyer or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or (iii) receipt of a non-renewal notice or written threat to terminate any Material Contract. In addition to the foregoing, the Company shall give prompt notice to Buyer that a party identified in Section 3.12(a)(i): (1) has indicated it intends to migrate to another technology or online marketplace (whether identified as a network, portal, sourcing tool, or procurement tool), or (2) has within any quarter in calendar year 2010 decreased the volume such party put through Company’s or any of its Subsidiary’s (including the Quadrem Group’s or any Quadrem Subsidiary’s) online product or services (whether number of transactions, documents, commercial events, spend levels, or otherwise) compared to the average quarterly level attributable to such party during calendar 2009. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement. The foregoing shall not apply to any actions taken after the date of this Agreement by the Seller, Quadrem and any Quadrem Subsidiary with Buyer’s prior consent pursuant to Section 5.01.

(b) Seller shall give prompt notice to Buyer of any export licenses, approvals, or registrations that are existing at the time of the Closing Date and to cooperate fully in taking any and all steps necessary to obtain government authorization to transfer the export license, approval, or registration to Buyer.

SECTION 5.04 No Control. Nothing contained herein shall give Buyer, directly or indirectly, rights to control or direct the operations of the Quadrem Group or the Quadrem Subsidiaries prior to the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Registration of Buyer Shares.

(a) Concurrently with the execution of this Agreement and as a condition and inducement to Seller to enter into this Agreement, Buyer and Seller shall enter into the Registration Rights Agreement in the form attached hereto as Exhibit G (the “Registration Rights Agreement”), which provides, among other things, that Buyer shall prepare and file with the SEC a registration statement on Form S-3 (the “Shelf Registration Statement”) for the purpose of registering under the Securities Act the Buyer Shares issued to the Company pursuant to Section 2.01(a)(i) in order to permit the Company to resell such shares on a delayed on continuous basis pursuant to Rule 415 under the Securities Act.

(b) Subject to complying with its obligations under the Registration Rights Agreement, if Buyer is unable cause the Shelf Registration Statement to be declared effective under Securities Act within thirty (30) says after filing such registration statement with the SEC (unless the SEC advises Buyer that such shares are eligible to be registered pursuant to General Instruction I.D of Form S-3), then Buyer may at its option apply for a permit (a “California Permit”) from the California Department of Corporations (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “Fairness Hearing Law”), such that the issuance of Buyer Shares pursuant to Sections 2.01 and 2.04 to shall be exempt from registration under the Securities Act by virtue of the exemption from the registration contained in Section 3(a)(10) thereof, and the Seller shall prepare a related information statement or other disclosure document (the “Information Statement”) to be distributed if necessary to the Company. The Seller shall cooperate with, and provide information to, Buyer in connection with Buyer’s application for the California Permit. The Seller and Buyer will respond to any comments from the California Commissioner of Corporations and use their commercially reasonable efforts to cause the California Permit to be granted as soon as reasonably practicable after such filing; provided, however, that neither the Buyer nor the Seller shall be required to modify any of the terms of the Acquisition in order to cause the California Secretary of State to approve the fairness of such terms and conditions. The Seller shall provide and include in the Information Statement such information relating to the Seller as may be required pursuant to the Fairness Hearing Law or by the California Department of Corporations. None of the information supplied by the Seller to Buyer in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. None of the information supplied by Buyer in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) In the event that by February 16, 2011 (the “Determination Date”), (i) Buyer is unable to cause the Shelf Registration Statement to be declared effective by the SEC (unless the SEC advises Buyer that such shares are eligible to be registered pursuant to General

Instruction I.D of Form S-3) or (ii) either (A) the Commissioner of Corporations of the State of California (xx) denies the California Permit or (yy) does not issue the California Permit or (B) if Buyer and the Company mutually determine they will not receive the California Permit by the Determination Date, then Buyer shall use its commercially reasonable efforts to either file a registration statement on Form S-4 with the SEC (the “S-4 Registration Statement”) on or prior to ninety (90) days after the Determination Date or rely on the exemption from registration set forth in Section 4(2) and/or Regulation S of the Securities Act for the issuance of the Buyer Common Stock in the Acquisition. In either event, Buyer shall use commercially reasonable efforts to cause the Buyer Common Stock issued pursuant to Section 2.01 to be eligible for public resale and shall consult with the Company to determine the most expedient means to cause the Buyer Common Stock to be eligible for public resale. Subject to applicable Law and Buyer’s eligibility to make such a filing, if the Buyer files the S-4 Registration Statement for purposes of registering under the Securities Act the offering and issuance of the shares of Buyer Common Stock to be issued in the Acquisition, in which case:

(i) the Seller shall promptly advise Buyer in writing if at any time it shall have obtained knowledge of any facts that might make it necessary or appropriate to amend or supplement the S-4 Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and the Seller shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering any such amendment or supplement;

(ii) the Seller and Buyer shall prepare, and Buyer shall file with the SEC, the S-4 Registration Statement and Buyer shall use its commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;

(iii) each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4 Registration Statement or other filing;

(iv) the S-4 Registration Statement and any other materials will comply in all material respects with applicable Law; and

(v) the information supplied by the Seller for inclusion in the S-4 Registration Statement shall not, at (1) the time the S-4 Registration Statement is filed, amended, supplemented or declared effective and (2) the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Buyer shall be responsible for all filing fees associated with the Shelf Registration Statement, the California Permit and the S-4 Registration Statement and each party shall bear its own costs incurred in connection with the Shelf Registration Statement, the California Permit and the S-4 Registration Statement the California Permit.

SECTION 6.02 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Closing, the Company shall (and shall cause its Subsidiaries to): (i) provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) as Buyer or its Representatives may reasonably request. The Seller will permit Buyer and its Representatives to meet with the officers of the Company and its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) responsible for the financial statements and internal controls of the Company and its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) to discuss such matters as Buyer may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

(b) After the Closing, Buyer shall cause the Quadrem Group and the Quadrem Subsidiaries to: (i) provide to the Company and its Representatives access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Quadrem Group and the Quadrem Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Quadrem Group and the Quadrem Subsidiaries as the Company may reasonably request. The Company shall keep such information confidential and shall cause its Representatives to not disclose such information in any manner whatsoever; provided, however, that (i) the Company may make any disclosure of such information to which the Buyer gives its prior written consent and (ii) any of such information may be disclosed to the Company’s Representatives who need to know such information, who are provided with a copy of this Agreement and who are directed by the Company to treat such information in accordance with this Section 6.02(b). In the event that the Company or its Representatives are required (by oral questions, interrogatories, requests for information or documents in any Proceeding to disclose any such information, the Company shall provide the Buyer with prompt notice of any such request or requirement so that the Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.02(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by the Buyer, the Company or any of its Representatives are nonetheless, in the written opinion of counsel, legally compelled by any requirement described in the prior sentence to disclose such information to any third party, the Company or its Representative may, without liability hereunder, disclose to such third party only that portion of such information which such counsel advises in writing is legally required to be disclosed, provided that the Company exercises its reasonable best efforts to preserve the confidentiality of the such information, including, without limitation, by cooperating with the Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information by any third party to which disclosure is made.

(c) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated June 9, 2008, between Company and Buyer.

SECTION 6.03 No Solicitation of Transactions.

(a) The Seller will not (and shall cause each of its Subsidiaries not to), directly or indirectly, and will instruct their respective Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Seller or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller, to take any such action, or enter into any non-disclosure agreement or similar arrangement or share confidential information with any third party. The Seller will notify Buyer immediately after receipt by any of the Seller or any of its Subsidiaries (or any of their respective officers, directors, employees, agents, advisors or other Representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary) by any person that informs or has informed the Seller that it is considering making or has made such a proposal or inquiry. Such notice to Buyer shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party related in any way to the Company or any of its Subsidiaries (including the Quadrem Group or any Quadrem Subsidiary).

(b) A “Competing Transaction” means any of the following involving the Company or any of its Subsidiaries (including the Quadrem Group and the Quadrem Subsidiaries) (other than the Acquisition and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the Seller of this Agreement and the Acquisition.

SECTION 6.04 Employee Benefits Matters.

(a) Except as specifically contemplated by this Agreement and except with respect to employees of the Seller, the Quadrem Group or any Quadrem Subsidiary whose employment is covered by a PEO Agreement (each such employee, a “Co-Employed

Employee”), all employees of the Seller, the Quadrem Group or any Quadrem Subsidiary who become employees of the Buyer or of any of its Subsidiaries after the Closing shall continue in their existing benefit plans on substantially the same terms and conditions in the aggregate as in effect immediately prior to the Closing until such time as, in Buyer’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Buyer for its and its affiliates’ employees in the United States and outside of the United States. Each Co-Employed Employee who either remains employed by the Quadrem Group or any Quadrem Subsidiary after the Closing or becomes an employee of the Buyer or any of its Subsidiaries after the Closing shall become eligible for coverage under the employee benefits plans and programs maintained by the Buyer for its and its affiliates’ employees as soon as is practicable following the Closing. In each case, to the extent permitted under Buyer’s employee benefit plans and programs, as in effect from time to time, if applicable, such employee benefits shall be provided without any preexisting conditions, limitations or exclusions to the extent no such limitations or exclusions applied as of the Closing to such employees under the plans of Seller, the Quadrem Group and each Quadrem Subsidiary in which such employees participate immediately prior to the Closing Date and with credit for all annual deductibles and co-payments made under such applicable entity’s employee benefit plans for the covered expenses already incurred by employees of Seller, the Quadrem Group and each Quadrem Subsidiary for the year in which the Closing occurs. To the extent permitted under Buyer’s employee benefit plans and programs, as in effect from time to time, if applicable (it being understood that Buyer’s equity incentive and cash bonus plans shall not constitute such an employee benefit plan or program), Buyer shall provide employees of the Seller, the Quadrem Group and each Quadrem Subsidiary who become employees of the Buyer or any of its Subsidiaries or who remain employed with the Company or any Quadrem Subsidiary after the Closing (all such employees, “Continuing Employees”) with credit for all service with the applicable employer entity under all applicable employee benefit plans, including for purposes of eligibility, waiting periods, vesting and other plan rights and features, to the same extent such service would have been recognized by the Seller, the Quadrem Group or a Quadrem Subsidiary (in each case, as applicable) under comparable plans immediately prior to the Closing Date. Buyer shall take such reasonable actions as are necessary to allow Continuing Employees to participate in the health, welfare and other benefit programs of Buyer, to the extent permitted by Buyer’s benefits and employee benefits programs, or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Buyer in similar functions and positions on similar terms. Such employees may be eligible to participate in Buyer’s equity incentive and cash bonus plans at the sole discretion of Buyer.

(b) Simultaneously with the execution of this Agreement, Buyer has entered into employment agreements (collectively, the “Employment Agreements,” and, individually, an “Employment Agreement”) with the individuals set forth on Schedule 6.04(b)(1) hereto and transition agreements (collectively, the “Transition Agreements,” and individually, a “Transition Agreement”) with the individuals set forth on Schedule 6.04(b)(2) hereto.

(c) Simultaneously with the execution of this Agreement, Buyer has entered into non-solicitation and non-competition agreements (collectively, the “Non-Solicitation and Non-Competition Agreements”, and, individually, a “Non-Solicitation and Non-Competition Agreement”) with the individuals set forth on Schedule 6.04(c) hereto.

(d) All necessary corporate action to terminate or withdraw from the 401(k) plan adopted by Quadrem US, Inc. and Quadrem Continental, Inc. (the “401(k) Plan”) shall have been taken effective at least one day prior to the Closing Date, but contingent on the Closing occurring. Not less than three (3) business days prior to the Closing Date, Buyer shall have received from the Company evidence that the Boards of Directors of Quadrem US, Inc. and Quadrem Continental, Inc. have adopted resolutions to terminate or withdraw (as applicable) from the 401(k) Plan (the form and substance of which resolutions shall be subject to Buyer’s reasonable approval) and taken other necessary corporate actions to terminate or withdraw (as applicable) from the 401(k) Plan.

(e) Subject to applicable Laws, the Quadrem Group, each Quadrem Subsidiary and each ERISA Affiliate thereof agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements. Not less than three (3) business days prior to the Closing Date, Buyer shall receive from the Company evidence that such group plans, programs or arrangements have been terminated pursuant to resolutions adopted by the Board of Directors of the applicable Quadrem Subsidiary or member of the Quadrem Group (the form and substance of which resolutions shall be subject to Buyer’s reasonable approval), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

(f) The Seller, the Quadrem Group and any Quadrem Subsidiary shall take all action necessary to terminate any PEO Agreement effective prior to the Closing.

(g) Notwithstanding any of the foregoing, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or any Company Subsidiary (including the Quadrem Group or any Quadrem Subsidiary) or the funding of any such benefit. Nothing in this Section 6.04 shall be construed to entitle any employee to continue his or her employment for any period of time, nor to interfere with the rights of Buyer and/or the Company or any Company Subsidiary (including the Quadrem Group or any Quadrem Subsidiary) to discharge or discipline any employee, to change the terms of any employee’s employment or to amend or terminate employee benefits plans or programs at any time.

(h) The Seller, the Quadrem Group and each Quadrem Subsidiary, as applicable, shall take any and all actions necessary to terminate the Company’s 2010 Short-Term Incentive Plan, the 2004 Stock Incentive Plan, the 2009 Long-Term Incentive Plan, and all outstanding awards and obligations under these plans, effective as of the Closing.

SECTION 6.05 Further Action; Consents; Filings .

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Seller or any of its respective Subsidiaries (including, in the case of Seller, the Quadrem Group and the Quadrem Subsidiaries) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement, including those required under the HSR Act, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Acquisition and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing in good faith copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Buyer and the Seller shall file as soon as practicable after the date hereof notifications under the HSR Act and each of Buyer and the Seller shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes (including but not limited to the Brazilian Antitrust Authority (CADE)), rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Furthermore, Buyer and the Seller shall file as soon as practicable after the date hereof notifications and any necessary filings with relevant Data Protection Authorities (“DPA”) to inform the DPA, or obtain any necessary approvals from the DPA, regarding the transfer of user data to Buyer following the Acquisition.

(c) In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to Antitrust Laws, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the Acquisition unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate. Each of Buyer and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the requisite approvals. In exercising the foregoing right, each of the parties will act reasonably and as soon as possible. Each party agrees that it will consult with the other party with respect to obtaining all requisite approvals and each party will keep the other party apprised of the status of material matters relating to completion of the Acquisition.

(d) Notwithstanding anything to the contrary in this Agreement, if any Proceeding is instituted (or threatened to be instigated) challenging any transaction contemplated by this Agreement as violating an Antitrust Laws, it is expressly understood and agreed that no party to this Agreement: (i) shall have any obligation to litigate or contest any administrative or judicial action or Proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; (ii) shall be under any obligation to make proposals, execute or carry our agreements or submit orders providing for (1) the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such party or any of its affiliates or Subsidiaries, (2) the imposition of any limitation or regulation on the ability of such party or any of its affiliates or Subsidiaries to freely conduct their business or own such assets or (3) the holding separate of the equity of the Quadrem Group or any Quadrem Subsidiary or any limitation on the ability of Buyer or any of its affiliates or Subsidiaries to exercise full rights of ownership of such equity; (iii) or shall be required to take any other action or agree to any limitation that could reasonably be expected to have a Buyer Material Adverse Effect or Quadrem Material Adverse Effect, as the case may be (any of the foregoing an “Antitrust Restraint”). Nothing in this Section 6.05 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b) if such party has, until such date, complied in all material respects with its obligations under this Section 6.05.

(e) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, Proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Acquisition or the transactions contemplated hereunder or otherwise limit the right of Buyer or its Subsidiaries to own or operate all or any portion of the business, assets or properties of the Company or any Company Subsidiary (including the Quadrem Group or any Quadrem Subsidiary).

SECTION 6.06 [Reserved].

SECTION 6.07 Public Announcements. The Company shall assist the Buyer to develop a joint communication plan (the “Communication Plan”) that will address any statements concerning the Agreement or the Acquisition that are publicly announced, or made to Commercial Partners, employees of the Quadrem Group and each Quadrem Subsidiary or other interested parties (collectively, “Communications”). The initial press release relating to this Agreement shall be a joint press release of the Buyer and Seller. The agreed upon text of the initial joint press release is attached as Exhibit H. Buyer shall solely control timing of the initial press release and any required filings under applicable securities Laws to be made with respect to the initial press release. Buyer shall solely control the timing of any subsequent press releases and required filings under applicable securities Law made with respect thereto; provided that Buyer shall first consult with the Company regarding the content of such press releases and filings prior to their release or filing, as the case may be. The content and timing of any other Communications (other than Communications contemplated by the Communication Plan) shall be jointly agreed by the Buyer and the Company. Unless otherwise required by applicable Law, the Seller shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion. All parties shall cooperate with each other in connection with this Section 6.07 in good faith. Nothing herein is intended to limit Buyer or Seller from making any required disclosures under applicable Laws.

SECTION 6.08 Expenses. Except as otherwise provided herein, each party shall bear its own costs and expenses in connection with this Agreement, the Acquisition and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel and any special payments to consultants and including, in the case of Seller, the cash and expenses of the Quadrem Group and the Quadrem Subsidiaries), whether or not the Acquisition is consummated. The Company shall deliver no later than two (2) business days prior to the Closing, statements from the Quadrem Group’s and each Quadrem Subsidiary’s legal counsel, financial advisors, consultants and accountants, a statement of all fees and expenses (the “Fee Statement”) incurred by the Quadrem Group and the Quadrem Subsidiaries (but not by the Seller) in connection with this Agreement and the Acquisition (excluding fees and expenses for work done by the Company’s accountants at the written request of Buyer that is not necessary for the Company to consummate the Acquisition (the fees and expenses being the “Quadrem Acquisition Expenses”) together with appropriate wire or other payment instructions. At Closing, Buyer shall pay or shall cause to be paid the Quadrem Acquisition Expenses set forth on the Fee Statement.

SECTION 6.09 [Reserved].

SECTION 6.10 Indemnification of Officers and Directors. For a period of three (3) years from and after the Closing Date, the Company agrees to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Quadrem Group and each Quadrem Subsidiary for actions or inactions occurring on or before Closing to the same extent such persons are indemnified by the Quadrem Group or each Quadrem Subsidiary, as the case may be, as of the date of this Agreement pursuant to the Organizational Documents of the Quadrem Group or such Quadrem Subsidiary, as the case may be, employment agreements, indemnification agreements identified on the Seller Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Closing. The Company or one of its Subsidiaries may purchase, prior to the Closing Date, a three (3) year “tail” prepaid officers’ and directors’ liability insurance policy (“Tail D&O Insurance”) in respect of acts or omissions occurring prior to the Closing Date covering each such director and office. Buyer shall have no obligation to obtain any such insurance. Upon request, the Company shall provide to any past or present officer or director of Quadrem or any Quadrem Subsidiary, including one who has become an officer or director of Buyer or any Buyer Subsidiary, relevant insurance carrier information for making a claim against such policy.

SECTION 6.11 Accounts Receivable Collection. After the Closing, Buyer shall use commercially reasonable efforts to collect the accounts receivable of the Quadrem Group and each Quadrem Subsidiary in accordance with Buyer’s standard collection practices set forth on Schedule 6.11. The Seller acknowledges that Buyer shall be entitled to indemnification pursuant to Article IX for the aggregate of accounts receivable reflected in the Final Closing Date Balance Sheet as adjusted for the Quadrem Balance Sheet Adjustments, net of the reserves thereto, that have not been collected by Buyer within 180 days after the Closing. Notwithstanding the provisions of Article IX, on the 181st day following the Closing Date the Escrow Agent shall release to the Buyer from the Escrow Cash an amount equal to the aggregate of such accounts receivable, net of reserves thereto, not collected by Buyer pursuant to this Section 6.11. Following such release by the Escrow Agent, the Buyer shall, to the extent permitted by the contract giving rise to such accounts receivable and applicable Law, assign such uncollected accounts receivable to the Company. Any payment received by the Buyer from any party for any such accounts receivable shall be applied to the oldest accounts receivable owing from such party in determining whether such accounts receivable has not been collected within such 180 day period.

SECTION 6.12 Termination of Agreements. If any of the agreements listed on Schedule 6.12 (together referred to as the “Terminated Agreements”) are terminated by any party thereto and of no further force or effect, prior to the earlier of (i) the termination of such Terminated Agreements upon their terms or (ii) the thirty (30) month anniversary the Closing, the Indemnifying Party shall indemnify Buyer for all Liabilities incurred by the Seller, the Quadrem Group, the Quadrem Subsidiaries, Buyer or the Buyer Subsidiaries, whether arising before or after the Closing, that result from or arising in connection with the termination of the Terminated Agreements (the “Terminated Agreement Liabilities”). Such Terminated Agreement Liabilities shall only include (i) any fees or payments, including break-up, early termination, one-time or revenue fees and payments, and (ii) any external costs associated with maintaining a customer relationship, including hosting or license fees. For the avoidance of doubt, to the extent the Base Consideration has not been previously reduced by the amount of the Terminated Agreement Liabilities, the Buyer shall be entitled to indemnification from the Indemnifying Party pursuant to Article IX.

SECTION 6.13 Replacement of Directors. The Seller shall take all reasonable steps as soon as reasonably possible to cause the board of directors or other comparable governing bodies of Quadrem and the Quadrem Subsidiaries to consist, as of the Closing, of such individuals that shall have been designated by Buyer; provided that Buyer has identified such individuals to the Seller not later than fifteen (15) business days before the Closing Date in order to effect such appointments, subject to local residency or other applicable legal requirements for directors.

SECTION 6.14 Tax Matters.

(a) The Buyer will make an election under 338(g) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the shares of Company Stock hereunder (a “Section 338(g) Election”).

(b) The allocation of the Total Acquisition Consideration and the liabilities of the Company will be made by the Buyer in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder.

SECTION 6.15 280G Payments. Buyer shall in its sole and reasonable discretion determine (i) all amounts required to be withheld and paid to any applicable Tax Authority as a result of any payments to current or former employees of the Seller that are not deductible by reason of Section 280G of the Code and (ii) any required reporting and filing obligations with respect to such payments. Buyer shall have no obligation or liability with respect to any current or former employee of the Seller with respect to any such withholding amounts and reporting and filing positions, including with respect to, or on account of, any excise taxes imposed by Section 280G of the Code or any analogous provision of any applicable Law.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Buyer and the Seller to consummate the Acquisitions are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition;

(b) HSR Act. Any waiting period (and any extension thereof) or other similar provision applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated;

(c) Compliance with the Securities Act. Any one of the following conditions shall be satisfied:

(i) (A) the Shelf Registration Statement shall be effective and (B) neither the SEC nor The Nasdaq Stock Market shall have issued a stop order or similar order suspending effectiveness or otherwise restricting the use of the Shelf Registration Statement or initiated or threatened to initiate proceedings for any of the foregoing;

(ii) (A) the California Permit shall have been issued, (B) the California Department of Corporations shall not have issued a stop order or similar order revoking or otherwise restricting the use of the California Permit or initiated or threatened to initiate proceedings for any of the foregoing, and (C) neither the SEC nor The Nasdaq Stock Market shall have issued a stop order or similar order preventing or otherwise restricting reliance on the exemption from registration in Section 3(a)(10) of the Securities Act for the issuance of the Buyer Shares pursuant to Section 2.01 and 2.04 or initiated or threatened to initiate proceedings for any of the foregoing; or

(iii) (A) the S-4 Shelf Registration Statement shall be effective and (B) neither the SEC nor The Nasdaq Stock Market shall have issued a stop order or similar order suspending effectiveness or otherwise restricting the use of the Shelf Registration Statement or initiated of threatened to initiate proceedings for any of the foregoing.

(d) [Reserved].

SECTION 7.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Acquisition are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement (A) shall be true and correct as of the date of this Agreement and (B) shall be true and correct as of the Closing with the same force and effect as if made on and as of the Closing, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date; provided, however, that for purposes of this Section 7.02(a), those representations and warranties that are qualified as to materiality or Quadrem Material Adverse Effect, or any similar standard or qualification, shall be true and correct to the extent they are true and correct in all respects, and each of the representations and warranties made by the Seller in this Agreement that are not qualified as to materiality or Quadrem Material Adverse Effect, or any similar standard or qualification, shall be true and correct to the extent they are true and correct in all material respects; and Buyer shall have received a certificate of the respective chief executive officer, or in the absence thereof a duly authorized director or officer, of the Seller and the Quadrem Group to that effect. Notwithstanding the foregoing, solely for the purpose of this Section 7.02(a), no representation or warranty that was true and correct as of the date of this Agreement shall be deemed untrue or incorrect as of the Closing as a result of changes arising from any act or omission taken after the date of this Agreement by the Seller, Quadrem and any Quadrem Subsidiary with Buyer’s prior consent pursuant to Section 5.01;

(b) Agreements and Covenants. The Seller shall have performed or complied (or caused to be performed or complied) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or its Subsidiaries on or prior to the Closing and Buyer shall have received a certificate of the chief executive officer, or in the absence thereof a duly authorized director or officer, of the Seller to that effect;

(c) Stockholder Agreement. The Principal Stockholders shall have executed and delivered the Stockholder Agreement, which shall remain in full force and effect;

(d) Approvals. Buyer shall have received, each in form and substance reasonably satisfactory to Buyer, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(d) of the Seller Disclosure Schedule or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Quadrem Material Adverse Effect;

(e) No Quadrem Material Adverse Effect. No event or events shall have occurred, since the date hereof which, individually or in the aggregate, have, or could reasonably be expected to have, a Quadrem Material Adverse Effect;

(f) Employment Agreements. Each individual set forth on Schedule 6.04(b) hereto shall remain employed by the Seller and the Employment Agreement entered into with such individual shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by such individual;

(g) Non-Solicitation and Non-Competition Agreements. Each of the Non-Solicitation and Non-Competition Agreements entered into with the individuals set forth on Schedule 6.04(c) hereto shall be in full force and effect and has not been anticipatorily breached or repudiated by any of such individuals;

(h) No Other Litigation. There shall not be pending any Proceeding in which, in the reasonable judgment of Buyer, there is a possibility of an outcome that could have a Material Adverse Effect on the Quadrem Group, any Quadrem Subsidiary or Buyer or that would be material to Buyer. No action, suit or Proceeding shall be pending or threatened before any court, quasi-judicial or agency of any Governmental Entity (a) wherein an unfavorable judgment, order, decree, ruling or charge would have the effect of making the Acquisition illegal or otherwise prohibit the consummation of the Acquisition; (b) relating to the Acquisition and seeking to obtain from Buyer or any of its Affiliates, or the Seller, any Losses or other relief that may be material to Buyer or its Affiliates; or (c) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the QIL Stock, Quadrem Stock or the shares of any Quadrem Subsidiary;

(i) Escrow Agreement. Buyer and the Company shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(j) Holdback Release Agreement. The Holdback Release Agreement entered into between Buyer and the Seller and acknowledged by each Specified Customer shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(k) Termination of Certain Plans. The Quadrem Group and, as applicable, its ERISA affiliates, shall have terminated the Management Employee/Bonus Plan, the 2004 Stock Incentive Plan, the 2009 Long-Term Incentive Plan, all outstanding awards and obligations under these plans, the PEO Agreements and any and all group severance, separation or salary condition plans, programs or arrangements, prior to Closing, and the Seller shall have provided Buyer with evidence, reasonably satisfactory to Buyer, as to the termination of such plans, programs or arrangements;

(l) Opinion of the Seller’s Counsel. Buyer shall have received the opinion(s) of counsel to the Seller reasonably satisfactory to Buyer, substantially in the form attached hereto as Exhibit I;

(m) Releases and Resignations. The Seller shall, prior to the closing Date, provide Buyer with (A) releases, dated on or before the Closing Date and effective immediately prior to the Closing, in the form set forth in Exhibit J, with such exceptions as are set forth therein, from (1) each director of the Quadrem Group and each Quadrem Subsidiary listed on Schedule 7.02(m), (2) each officer of the Quadrem Group and each Quadrem Subsidiary listed on Schedule 7.02(m), and (3) QOC, and (B) resignations, dated on or before the Closing Date and effective immediately prior to the Effective Date of each director of the Quadrem Group and each Quadrem Subsidiary listed on Schedule 7.02(m). Each such resignation to be a form acceptable to Buyer. The releases and resignations shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

(n) Employees.

(i) Each of the individuals set forth on Schedule 6.04(b) shall be an employee of the Quadrem Group and shall not have revoked his or her Employment Agreement;

(ii) eighty-five percent (85%) of the individuals at each office where the Company has at least twenty (20) or more employees, determined on a office-by-office basis, shall be employees of the Seller, the Quadrem Group or the Quadrem Subsidiaries and shall have accepted offers of employment from Buyer; and

(iii) fifty percent (50%) of the individuals at each office where the Company has less than twenty (20) employees, determined on a office-by-office basis, shall be employees of the Seller, the Quadrem Group or the Quadrem Subsidiaries and shall have accepted offers of employment from Buyer;

(o) Parachute Payments. Prior to the Closing, the Seller shall have solicited the requisite shareholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code with respect to any “disqualified individuals” as defined in Section 280G of the Code who are United States taxpayers, and such “disqualified individuals” as defined in Section 280G of the Code shall have agreed to forfeit any payments that would otherwise be non-deductible if such shareholder approval is not obtained;

(p) Termination of 401(k) Plan. The Quadrem Group shall have terminated or withdrawn from the 401(k) Plan effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Seller shall have provided Buyer, not less than three (3) business days prior to the Closing Date, (i) executed resolutions of the Board of Directors of the Quadrem Group authorizing the termination or withdrawal and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax qualified status of the 401(k) Plan will be maintained at the time of termination;

(q) The Quadrem Group Documents. A DVD (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by DRSdigital AG on behalf of the Quadrem Group as of the Closing, including the document reference for each document used to reference such documents in the datasite and the Seller Disclosure Schedule;

(r) Fee Statement Letter. The Fee Statement Letters shall have been delivered to Buyer by the Seller (it being understood that, the Fee Statement Letters are to be delivered to Buyer by the Quadrem Group no later than two business days prior to the Closing Date);

(s) [Reserved].

(t) Agreements with Specified Customers. Certain specified customers of Quadrem as agreed to by the Company and the Buyer (collectively, the “Specified Customers”)

shall have entered into certain amended customer agreements (the “Amended Customer Agreement”) with Quadrem, each in a form acceptable to the Buyer and such Specified Customers and shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

(u) U.S. Sanctioned Countries. The Seller shall provide confirmation (including proof of termination) reasonably acceptable to Buyer that: relationships with any and all Commercial Partners, licensees, sublicensees, vendors, and partners based in or providing goods or services to U.S. sanctioned or embargoed countries, entities based in such countries, or U.S. sanctioned entities (including but not limited to Cuba, Iran, Sudan, Syria, North Korea and entities listed on the Specially Designated Nationals List) (collectively, “Prohibited Entities” and individually, “Prohibited Entity”) have been terminated. Further, Seller shall amend and provide confirmation of such amendment to any and all agreements that would permit the licensing, sublicensing, or other access to or use of the Quadrem Network or any other systems or services of Quadrem or any Quadrem Subsidiary to any Prohibited Entity, and any sublicense or other agreements granted pursuant to such agreements, to exclude any Prohibited Entity and prohibit the licensing, sublicensing or other access to or use of the Quadrem Network or any other systems or services of Quadrem or any Quadrem Subsidiary to any Prohibited Entity, including but not limited to the Quadrem Marketplace Licensing Agreement with Quadrem Middle East FZ-LLC and Trade Information Systems.

(v) Consents. The Seller shall deliver executed and dated consents for each of the agreements and licenses listed on Schedule 7.02(v), in a form acceptable to Buyer.

(w) Transfer of Stock. If any of the stock of Quadrem or any Quadrem Subsidiary is not owned by the Company or a Company Subsidiary other than the issued share capital of Quadrem Africa (Proprietary) Limited held by Tactical Software Systems (Proprietary) Limited, such stock shall be transferred to such person or persons as shall be designated by Buyer on or before the Closing Date.

(x) [Reserved].

(y) Replacement of Directors. The boards of directors or other comparable governing bodies of the Quadrem Group and the Quadrem Subsidiaries shall consist of such individuals as shall have been requested by Buyer in accordance with Section 6.13.

(z) Termination of Indemnification Obligations. Any obligation of the Quadrem Group or any Quadrem Subsidiary to indemnify any past or present officer or directors of the Company or any Company Subsidiary for actions or inactions occurring on or before Closing pursuant to the Organizational Documents of the Quadrem Group or any Quadrem Subsidiary or pursuant to employment, employment or other agreements to which the Quadrem Group or a Quadrem Subsidiary is a party shall be terminated and of no further force and effect.

(aa) Insurance Policies. Any insurance policies held by the Company or its Subsidiaries for the benefit of the Quadrem Group or any Quadrem Subsidiary in whole or in part shall be assigned to Quadrem pursuant to an assignment in a form reasonably acceptable to

Buyer, except for any Tail D&O Insurance purchased by the Company or one of its Subsidiaries prior to the Closing Date, as contemplated pursuant to Section 6.10 above.

(bb) Amendment of Bylaws of Quadrem Chile Ltd. The bylaws of Quadrem Chile Ltd. shall have been amended in a form reasonably acceptable to Buyer to assign the powers of administration from QIL to Quadrem.

(cc) Amendment of Employment Agreements of Employees of Quadrem Chile Ltd. The employment agreements for executives of Quadrem Chile Ltd. (other than individuals listed on Schedule 6.04(b)) shall have been amended in form reasonably acceptable to Buyer to limit their severance to an amount not in excess of four (4) times their monthly base pay at the time of termination.

(dd) Amendment of IP Provisions. Each agreement between Quadrem or Quadrem Subsidiary, on the one hand, and a Specified Customer or a Subsidiary of a Specified Customer, on the other hand, listed on the Seller Disclosure Schedule pursuant to Section 3.12(e)(xx) hereof shall be amended, in a form acceptable to Buyer, to provide that (i) Quadrem or the Quadrem Subsidiary, as applicable, shall own any intellectual property or code developed by Quadrem or the Quadrem Subsidiary, as applicable, pursuant to such agreement and (ii) the Specified Customer or Subsidiary thereof, as applicable, shall have a nontransferable, royalty-free right to use such intellectual property, code or work product during the term of such agreement in connection with software or services provided by Quadrem as pursuant to such agreement.

(ee) Amendment of Quadrem South Africa IP Sweep Agreement. The Regional Intellectual Property Sweep Agreement dated November 1, 2010 (the “Quadrem Africa IP Sweep Agreement”) between QIL and Quadrem Africa Pty. Ltd. (“Quadrem South Africa”) shall have been entered into and submitted to the relevant South African exchange control authorities.

(ff) Quadrem South Africa Waiver Letter. The letter agreement dated November 15, 2010 between Quadrem South Africa and Tactical Software Systems (Proprietary) Limited (“TSS”), whereby TSS waives certain rights under the Shareholders Agreement effective as of August 29, 2006, among TSS, Quadrem and Quadrem South Africa, shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

(gg) Amendment of Woodside Agreement. The Vendor Payment Solution Outline Agreement dated April 22, 2010 between Woodside Energy Ltd. and Quadrem shall be amended to delete Section 5.5 thereof.

(hh) Amendment of OFS Portal Agreement. Seller shall have amended that certain Electronic Data and Interoperability Agreement, by and between Quadrem and OFS Portal, LLC, dated November 30, 2004, to extend the term to August 31, 2011, with no other amendments to the terms of such agreement that would be adverse to the Quadrem Group or any Quadrem Subsidiary.

(ii) Codelco Letter Agreement. The letter agreement dated November, 2010 between Corporacion Nacional del Cobre de Chile (“Codelco”) and Quadrem Chile Ltd., with respect to the Contrato de Servicios, as amended (the “Codelco Agreement”), shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

SECTION 7.03 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Acquisition are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement (A) shall be true and correct as of the date of this Agreement and (B) shall be true and correct as of the Closing with the same force and effect as if made on and as of the Closing, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date; provided, however, that for purposes of this Section 7.03(a), those representations and warranties that are qualified as to materiality or Buyer Material Adverse Effect, or any similar standard or qualification, shall be true and correct to the extent they are true and correct in all respects, and each of the representations and warranties made by the Buyer in this Agreement that are not qualified as to materiality or Buyer Material Adverse Effect, or any similar standard or qualification, shall be true and correct to the extent they are true and correct in all material respects; and the Seller shall have received a certificate of the chief executive officer of the Buyer to that effect;

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and QOC shall have received a certificate of a duly authorized officer of Buyer to that effect;

(c) No Buyer Material Adverse Effect. No event or events shall have occurred, since the date of this Agreement which, individually or in the aggregate, have, or could reasonably be expected to have, a Buyer Material Adverse Effect;

(d) Opinion of Buyer’s Counsel. QOC shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Buyer, or another counsel reasonably satisfactory to Buyer, substantially in the form attached as Exhibit K;

(e) Escrow Agreement. Buyer and the Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated; and

(f) No Other Litigation. No action, suit or Proceeding shall be pending or threatened before any court, quasi-judicial or agency of any Governmental Entity wherein an unfavorable judgment, order, decree, ruling or charge would have the effect of preventing or restricting payment of or issuance of or imposing an Encumbrance upon any of the Buyer Cash and Buyer Shares to be paid or issued pursuant to Article II.

(g) Liquidity of Buyer Shares. Buyer’s common stock shall continue to be registered under Section 12 of the Securities Exchange Act of 1934 (“Exchange Act”) and listed on The Nasdaq Stock Market, Inc. Global Market (“Nasdaq”) or such other market as may be reasonably acceptable to the Company. The Buyer Shares to be issued to the Company at

Closing shall have been authorized for listing on Nasdaq, the New York Stock Exchange or another market reasonably acceptable to the Company.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated, by written notification with respect to Sections 8.01(b) to 8.01(f) below, and the Acquisition and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Buyer and the Company;

(b) by either Buyer or the Company if the Closing shall not have occurred on or before March 3, 2011 unless the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit, or if the parties mutually determine that they will not receive the California Permit by, the Determination Date in which case either Buyer or the Company may terminate if the Closing shall not have occurred on or before May 2, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before March 3, 2011 or May 2, 2010 (as the case may be);

(c) by either Buyer or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Acquisition, (ii) prohibit Buyer’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) impose any Antitrust Restraint;

(d) by either Buyer or the Company when Buyer receives notice that the United States Federal Trade Commission has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the United States Department of Justice has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Acquisition;

(e) by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Seller through the exercise of its commercially reasonable efforts and for so long as the Seller continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within thirty (30) days after notice thereof is provided by Buyer to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts and for so long as Buyer continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Buyer (but no cure period is required for a breach which, by its nature, cannot be cured).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability under this Agreement on the part of Buyer or the Seller or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.02(b), Section 6.08, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement, including all Losses resulting from such breach (provided that (i) such breach was intentional and (ii) any action brought by the non-breaching party must be initiated prior to the six (6) month anniversary of the effective date of termination).

SECTION 8.03 Amendment. This Agreement may be amended by the Buyer and the Company by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Closing, either the Buyer or the Company (as applicable) may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto made by the other party, and (c) waive compliance with any agreement or condition contained herein by the other party. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Seller contained in this Agreement, the Seller Disclosure Schedule, and the documents and certificates delivered pursuant to Section 7.02(a) and (b) hereof (collectively, the “Acquisition Documents”) shall survive the Closing for a period ending on the day (the “Expiration Date”) that is the fifteen (15) month anniversary of the Closing or in the case of certain other representations and warranties

(the “Fundamental Representations”) set forth in Section 3.04 (Capitalization), Section 3.05 (Authority Relative to the Agreement), Section 3.06 (No Conflicts), Section 3.15 (Taxes), Section 3.14 (Intellectual Property), Section 3.34 (Compliance with Foreign Corrupt Practices Act and Anti-Bribery Laws and Regulations), Section 3.35 (Compliance with Export Control Laws) and Section 3.36 (Government Investigation and Voluntary Disclosure) shall survive the Closing for a period of thirty (30) months. The representations and warranties of Buyer contained in this Agreement and the Escrow Agreement shall not survive beyond the Closing, and any liability of Buyer with respect to such representations and warranties shall thereupon cease. Neither the period of survival nor the liability of the Seller with respect to the Seller’s representations and warranties or the liability of the Company Stockholders under the Stockholder Agreement shall be affected by any investigation made at any time (whether before or after the Closing) by or on behalf of Buyer or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Buyer may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Buyer of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a Buyer Indemnified Party to the Company or the Stockholders’ Representative, as the case may be, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. The expiration of the survival period for any representation and warranty shall not affect the rights of (i) any Buyer Indemnified Party to seek indemnification from any Indemnifying Party (as defined below) under Article IX, or otherwise seek recovery of losses or any other recovery from any Indemnifying Party, in any such case as a result of any fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to the Buyer Indemnified Parties in connection with the Acquisition, or (ii) the Buyer to seek indemnification under any Stockholder Agreement or Major Entitled Optionee Agreement as a result of any fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to the Buyer in connection with the Acquisition. The parties to this Agreement acknowledge and agree that the term “intentional misrepresentation,” as used in this Agreement or any other Acquisition Document, with respect to a Person shall mean “intentional misrepresentation” as defined under New York law and shall in any event include a statement or communication by such Person that was actually known by such Person at the time the statement or communication was made to be false or misleading or a statement that was made by such Person recklessly and without regard for its truthfulness.

(b) The respective covenants, agreements and obligations of the Seller and Buyer set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to Section 7.02, in the case of the Seller, and Section 7.03, in the case of Buyer, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation.

SECTION 9.02 Indemnification by the Indemnifying Party.

(a) As an integral term of the Acquisition, after the Closing, Buyer and its affiliates (including, after the Closing, the Quadrem Group and the Quadrem Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) shall be, subject to the limitations contained in this Article IX, indemnified and held harmless by the Seller (the “Indemnifying Party”) and, solely pursuant to the Stockholder Agreements and Major Entitled Optionee Agreements, the Company Stockholders and Major Entitled Optionees, as applicable, for any and all liabilities, losses, damages of any kind (whether direct, indirect or consequential), decline in value, claims, costs, expenses, fines, fees, royalties, deficiencies, interest, awards, reduction in net operating losses (except for any reduction in net operating losses resulting from the continued profitability of the Quadrem Group and the Quadrem Subsidiaries), judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), without adjustment for any insurance recovery (excluding any insurance recovery under any directors and officers insurance purchased by the Company or its Subsidiaries on or prior to the Closing Date) or tax deduction relating thereto, arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by the Company in any Acquisition Document (disregarding for purposes of this Section 9.02(a)(i) any “material,” “in all material respects,” “Quadrem Material Adverse Effect” or similar qualification contained therein or with respect thereto both for purposes of determining whether a representation or warranty is inaccurate or has been breached and for purposes of calculating Losses);

(ii) the breach or default of any covenant or agreement made by any of the Seller in any Acquisition Document;

(iii) any cost, loss or other expense (excluding any lost or disallowed Tax deduction) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount (the “280G Losses”);

(iv) any fees and expenses of the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of their financial advisors, accountants, legal counsel and consultants, that are paid by Buyer or its Subsidiaries (including the Quadrem Acquisition Expenses), except to the extent payment of such fees and expenses reduces the Base Consideration pursuant to Article II;

(v) (A) any indemnification obligations owing by Buyer or any of its Subsidiaries (including, after the Closing, the Quadrem Group and the Quadrem Subsidiaries) to any past or present officers or directors of Quadrem or Quadrem Subsidiaries (whether under the applicable Law, the respective Organizational Documents of the Quadrem Group or Quadrem Subsidiaries, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers or directors with respect to any act or omission by such officers or directors, in their capacity as such, prior to the Closing, or (B) any liability resulting from any act omission occurring prior to the Closing constituting a breach or alleged breach of a fiduciary duty or a breach or alleged breach of applicable law by past or present officers and directors of the Quadrem Group or Quadrem Subsidiaries, in their capacities as such, prior to Closing.

(vi) to the extent not recovered from the Escrow Fund pursuant to §2.03(c), the amount, if any, by which Estimated Closing Date Working Capital exceeds the Final Closing Date Working Capital as provided in Section 2.03(c), but with no payment to the extent as provided in Section 2.03(c);

(vii) any violations of anti-corruption laws or regulations and any export control laws or regulations occurring prior to the Closing Date, including (A) any violation discovered after the Closing Date whether known or unknown to Buyer or Seller at the time of the Closing Date, (B) the reasonable costs of Buyer’s investigation of the same, including but not limited to costs of retaining outside counsel or consultants to assist in the investigation and representation before the responsible government authority, and (C) all fines, penalties, or reasonable costs associated with remedial compliance measures related to any such violation;

(viii) any Loss incurred by Buyer as a result of the possession or hosting of information subject to export control laws or regulations by Buyer after the Closing Date to the extent such information was possessed or hosted by Quadrem or any Quadrem Subsidiary on the Quadrem Network prior to the Closing Date, including (A) fines or penalties imposed by any Governmental Entity, (B) reasonable costs of defense (including retention of outside counsel and consultants) of Proceedings initiated by any Governmental Entity; (C) reasonable costs of Buyer’s investigation (including retention of outside counsel and consultants) initiated as a result of any Proceedings initiated by any Governmental Entity or as a result of Buyer’s decision to self-report violations discovered after the Closing Date (provided that such violations are, in fact, self-reported); and (D) any other Losses, as defined above; and

(ix) any of the items set forth on Schedule 9.02(a).

(b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses suffered, incurred or accrued by a Buyer Indemnified Party for which such Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.02(a). In the event the Quadrem Group or any Quadrem Subsidiary suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Seller hereunder, then (without limiting any of the rights of the Quadrem Group and Quadrem Subsidiaries as a Buyer Indemnified Party) Buyer shall also be deemed, by virtue of its ownership of the stock of Quadrem, to have incurred Losses as a result of and in connection with such inaccuracy or breach but in either case the total amount both Buyer and Quadrem may recover shall not exceed the amount of Losses.

SECTION 9.03 Limitation.

(a) Except as otherwise provided herein and in the Stockholder Agreements, recovery from the Escrow Cash shall be the sole and exclusive remedy under this Agreement for the matters set forth in Section 9.02(a). Notwithstanding any other provision contained herein, any Buyer Indemnified Party may seek recovery of Losses arising out of any fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to such Buyer Indemnified Party in connection with the execution, delivery and performance of the Agreement and the transactions contemplated thereby, including the Acquisition without regards to such limitation.

(b) Notwithstanding anything contained herein to the contrary, but subject to Section 9.03(c), no Buyer Indemnified Person may receive any recovery in respect of any claim for indemnification that is made pursuant to Section 9.02 unless and until Losses arising out of or resulting from the causes enumerated in Section 9.02(a) (other than Losses resulting from claims based on clauses (iv), (v) or (vi) of Section 9.02(a)) in an aggregate amount greater than US$250,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the Indemnified Persons may make claims for indemnification for the full amount of aggregate Losses, including the Basket.

(c) The aggregate amount recoverable against the Indemnifying Party under this Article IX for any Losses resulting from any fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to the Buyer in connection with the Acquisition shall not exceed the Total Acquisition Consideration actually received by such parties.

(d) With respect to any Losses arising out of any fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to any Buyer Indemnified Party in connection with the Acquisition for which recovery from the Escrow Cash is not the sole and exclusive remedy pursuant to Section 9.03(a) (“Non-Escrow Matters”) for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement or the Stockholder Agreements, the Indemnified Parties may (i) recover from the Escrow Cash or (ii) recover directly against the Indemnifying Party in accordance with any limitations set forth in this Agreement, the Stockholder Agreements and Major Entitled Optionee Agreements, as the case may be. If as a result of this Section 9.03(d), indemnification payments are made to Buyer Indemnified Parties for Non-Escrow Matters, through recovery from the Escrow Cash and the Escrow Cash is insufficient to indemnify for Losses relating to matters that would, but for the prior sentence, be recoverable pursuant to this Article IX, then notwithstanding Section 9.03(a) but otherwise subject to the limitations (and exceptions thereto) with respect to such matters (including the Basket limitation and the time limitations applicable to claims regarding those matters), the Indemnifying Party shall indemnify, compensate, reimburse and pay for any Losses that are directly or indirectly suffered, incurred or accrued by such Buyer Indemnified Party, or to which such Indemnifying Party may otherwise become subject, and which arise from or as a result of, or are directly or indirectly connected with any such matter.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall preclude Buyer from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of any of the Indemnifying Party contained in this Agreement.

(f) No Indemnifying Party shall have any right of contribution, right of indemnity or other right (except for any rights of subrogation explicitly provided herein) or remedy against the Quadrem Group or Quadrem Subsidiaries in connection with any indemnification obligation or any other liability to which such Indemnifying Party may become subject under or in connection this Agreement.

SECTION 9.04 Appointment of Stockholders’ Representative. Seller hereby represents, warrants and agrees that the Stockholders’ Representative has been designated as the representative of the Seller and as the attorney-in-fact and agent for and on behalf of the Indemnifying Party, each Company Stockholder and each Major Entitled Optionee, as applicable, with respect to (i) claims for indemnification under this Article IX, (ii) for purposes of the Holdback Release Agreement, the Escrow Agreement and the Registration Rights Agreement and (iii) for the purposes set forth in Section 2.03, related to the working capital adjustment, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Representative under this Agreement, the Holdback Release Agreement, the Escrow Agreement and the Registration Rights Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Buyer (on behalf of itself or any Indemnifying Party, any Company Stockholder and any Major Entitled Optionee) relating to this Agreement, Holdback Release Agreement, the Escrow Agreement or the Registration Rights Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Persons individually); (b) authorize the release or delivery to Buyer of Escrow Cash in satisfaction of indemnification claims by a Buyer Indemnified Party pursuant to this Article IX (including by not objecting to such claims) and the Escrow Agreement; (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) any amendment hereto or of the Holdback Release Agreement, Escrow Agreement or the Registration Rights Agreement after the date hereof (ii) indemnification claims by any Buyer Indemnified Party pursuant to this Article IX or (iii) any other claim by any Buyer Indemnified Party, against any Indemnifying Party or by any Indemnifying Party against any Buyer Indemnified Party or any dispute between any Buyer Indemnified Party and any Indemnifying Party, in each case relating to this Agreement, the Escrow Agreement or the Registration Rights Agreement or any of the transactions and other matters contemplated hereby or thereby; (d) selection of the Auditor under Sections 2.03 and 2.06, and (e) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative shall have authority and power to act on behalf of each Indemnifying Party, Company Stockholder and Major Entitled Optionee, as applicable, with respect to the disposition, settlement or other handling of all claims pursuant to this Article IX, the Holdback Release Agreement, the Escrow Agreement and the Registration Rights Agreement, and all rights or obligations arising pursuant to this Article IX, the Holdback Release Agreement, the Escrow Agreement and the Registration Rights Agreement. Each Indemnifying Party, Company Stockholders and Major Entitled Optionee, as applicable, shall be conclusively bound, without right of appeal or objection, by all actions taken and documents executed by the Stockholders’ Representative in connection with this Article IX, the Holdback Release Agreement, the Escrow Agreement and the Registration Rights Agreement, and each Buyer Indemnified Party shall be entitled to rely on any action or decision of the Stockholders’ Representative. The Person serving as the Stockholders’ Representative may be replaced from time to time by Company Stockholders as provided in an agreement with the Stockholders’ Representative and upon not less than thirty (30) days’ prior written notice to Buyer. No bond shall be required of the Stockholders’ Representative. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company pursuant to Section 10.01.

SECTION 9.05 Notice of Claim; Claims Period. As used herein, (i) the term “Claim” means a claim for indemnification for Losses under this Article IX by a Buyer Indemnified Party and (ii) the term “Proceeding” means any civil, criminal or administrative action, cause of action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, audit, examination or other legal, governmental, administrative or arbitral proceeding, investigation or inquiry, regardless of whether a proceeding or lawsuit has been initiated. A Buyer Indemnified Party shall give notice of a Claim under this Agreement (a “Notice of Claim”) to the Stockholders’ Representative specifying in reasonable detail the following information:

(a) The matters specified in Section 9.02 to which the Claim relates; or

(b) Whether the claim is based on a Proceeding brought by a third party (other than a party to this Agreement) against such Indemnified Person (in each such case, a “Third Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.02.

(c) That the Buyer Indemnified Party has directly or indirectly incurred or paid or, in good faith, believes it shall have to directly or indirectly incur or pay, Losses in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Buyer Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses under this Article IX); and

(d) A brief description, in reasonable detail (to the extent reasonably available), of the facts, circumstances or events giving rise to the alleged Losses based on the good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available) and copies of any formal demand or complaint, the amount of Losses, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

The period during which Claims may be initiated (the “Claims Period”) for indemnification shall commence at the Closing and terminate on (i) the day that is the fifteen (15) month anniversary of the Closing for all Claims based on the inaccuracy or breach of any representation or warranties other than the Fundamental Representations; (ii) the day that is the thirty (30) month anniversary of the Closing for all Claims based on the inaccuracy or breach of any Fundamental Representation; and (iii) the day that is the six (6) year anniversary of the Closing for all Claims based on fraud, willful misconduct or intentional misrepresentation by any Indemnifying Party upon, against or to any Buyer Indemnified Party in connection with the Acquisition. Notwithstanding anything contained herein to the contrary, any bona fide Claims for Losses specified in any Notice of Claim delivered in accordance herewith prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Losses have been resolved or satisfied pursuant to this Article IX and, if applicable, the Escrow Agreement, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of an indemnified party in giving a Notice of Claim shall relieve the Indemnifying Person from any of its obligations under this Article IX unless the Indemnified Person is materially prejudiced thereby.

SECTION 9.06 Defense of Third Party Claims.

(a) Within 10 business days of delivery of a Notice of Claim with respect to a Third Party Claim, the Stockholders’ Representative may elect (by written notice delivered to Buyer) to take all necessary steps properly to diligently contest any Third Party Claim or to prosecute such Third Party Claim to conclusion or, subject to Section 9.06(e), settlement, provided that as a condition to such election the Stockholders’ Representative acknowledges the obligation of the Seller pursuant to this Article IX to indemnify the Buyer Indemnified Parties for all Losses subject to any applicable limitations that may result from such Third-Party Claim. If the Stockholders’ Representative makes the foregoing election, Buyer Indemnified Parties will have the right to participate at their own expense in all negotiations and Proceedings. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Third Party Claim after such election, the Buyer shall be free to handle the prosecution or defense of any such Third Party Claim and will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(b) Notwithstanding the foregoing, if a Third Party Claim (i) includes Losses equal to an amount that, together with all other pending Claims, is in excess of the value of the Escrow Cash on the date of the Third Party Claim, (ii) relates to any Quadrem Intellectual Property or other intellectual property issues material to the conduct of the business of the Company or any of the Subsidiaries or the Buyer’s business, (iii) involves any action by any Governmental Entity or (iv) seeks any injunction, declaratory judgment or other non-monetary or other equitable relief against Buyer or its affiliates, Buyer shall have the right, at its election and without compromising the rights of any Buyer Indemnified Parties to indemnification hereunder, to retain control of the defense of such Claim rather than cede control of such claim to the Stockholders’ Representative.

(c) The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

(d) If the Stockholders’ Representative controls the defense of the Third Party Claim, the Stockholders’ Representative will not compromise or settle any Third Party Claim without the written consent of Buyer, which consent shall not be unreasonably withheld. For purposes of clarification, Buyer may withhold its consent to any compromise or settlement if such compromise or settlement does not include a full general release of all the claims against the Buyer Indemnified Parties from all parties to the litigation or requires Buyer or any of its affiliates to perform any material covenant or refrain from engaging in any material activity. If the Buyer controls the defense of the Third Party Claim, the Buyer shall not compromise or settle any Third Party Claim without the written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld. For purposes of clarification, Stockholders’ Representative may withhold its consent to any compromise or settlement if such compromise or settlement does not include a full general release of the Seller and its affiliates from all parties to the litigation or requires the Seller or its affiliates to perform any material covenant or refrain from engaging in any material activity.

(e) If a Buyer Indemnified Party proceeds with the defense of any Third Party Claim, all fees and expenses, including reasonable attorneys’ fees, relating to the defense of such Third Party Claim shall be deemed to be Losses for which the Indemnified Parties are entitled to indemnification hereunder.

SECTION 9.07 Resolution of Notice of Claim. Each Notice of Claim given shall be resolved as follows:

(a) Uncontested Claims. If, within thirty (30) days after a Notice of Claim is received, the Stockholders’ Representative does not contest such Notice of Claim in writing as provided in Section 9.07(b), the Buyer shall be entitled to recover the amount claimed from Escrow Cash pursuant to the Escrow Agreement.

(b) Contested Claims. If the Stockholders’ Representative gives the Buyer written notice contesting all or any portion of a Notice of Claim within the thirty (30) day period specified in Section 9.07(a) (a “Contested Claim”) then the portion of such Contested Claim that is contested by the Stockholders’ Representative shall be resolved by either (i) a written settlement agreement executed by the Stockholders’ Representative and Buyer or (ii) in the absence of such a written settlement agreement within forty (40) business days following receipt of the written notice, by binding litigation between the Stockholders’ Representative and Buyer in accordance with the terms and provisions of Section 9.07(c). Buyer shall be entitled to recover the amount specified in any such settlement agreement from Escrow Cash pursuant to the Escrow Agreement.

(c) Litigation of Contested Claims. Either the Stockholders’ Representative (on behalf of the Seller) or Buyer may bring suit in the courts of the State of New York and the Federal courts of the United States of America located within the City and State of New York to resolve the Contested Claim. The case will be tried to the Court sitting without a jury. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, without right of offset, and the Buyer on its behalf or on behalf of other Buyer Indemnified Parties, and the Stockholders’ Representative, on behalf of the Seller, shall be entitled and required to act in accordance with such decision and to cause the Escrow Agent make or withhold payments of Escrow Cash in accordance therewith and herewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 9.07(c), in any suit hereunder, the Buyer or other Buyer Indemnified Party shall be deemed to be the prevailing party if the trial court awards the Buyer or Buyer Indemnified Party more than one-half of the amount in dispute; otherwise, the Stockholders’ Representative shall be deemed to be the prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit.

SECTION 9.08 Tax Consequences of Indemnification Payments. All payments (if any) made to the Buyer or a Buyer Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Total Acquisition Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

SECTION 9.09 Subrogation. To the extent that any Losses are paid hereunder, the Stockholders’ Representative shall, to the extent permitted by applicable Law, automatically, and without any further action by it, be subrogated with respect to any rights the Buyer Indemnified Parties may have against any third party in connection with any Losses suffered by the Buyer Indemnified Parties and paid by the Indemnifying Party, and the Buyer Indemnified Party agrees to execute and deliver all documents and take all other actions reasonably requested by the Indemnifying Party to effect such subrogation; provided, however, that the Buyer Indemnified Parties shall not be required to take any actions that would be detrimental to the Buyer Indemnified Parties (including, if it would require any Buyer Indemnified Party to incur any costs, expenses or liabilities, or if it would require involvement of any past or present Buy-Side Customers or Sell-Side Customers).

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)	if to Buyer:

ARIBA, INC.

807 11th Avenue

Sunnyvale, CA 94089

Telephone: (650) 390-1000

Facsimile: (650) 390-1377

Attention: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California 94063

Attention: Brooks Stough

Telephone: (650) 463-5370

Facsimile No.: (650) 321-2800

(b)	if to the Company:

QUADREM INTERNATIONAL HOLDINGS LTD.

Conyers Dill & Pearman Limited

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention: Christopher Page

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 298 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

(c)	if to the Stockholders’ Representative or Charlotte:

CHARLOTTE, LTD.

Conyers Dill & Pearman Limited

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention: Christopher Page

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 298 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

SECTION 10.02 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in San Francisco, California or the Netherlands.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “person” means an individual, corporation, partnership, limited partnership, limited liability company, business organization, joint venture, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(vi) “Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes of this Agreement, Subsidiaries of the Seller and Quadrem shall also include Quadrem South Africa.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
2009 Financial Statements	3.08(a)
280G Losses	9.02(a)
401(k) Plan	6.04(d)

Accounting Assumptions, Estimates and Methodologies	2.03(a)
Acquisition	Recitals
Acquisition Documents	9.01(a)
Advisor	3.22
affiliate	10.02(a)
Agreement	Preamble
Amended Customer Agreement	7.02(t)
Antitrust Laws	6.05(b)
Antitrust Restraint	6.05(d)
Assets	3.17
Average Closing Price	2.01(b)
Auditor	2.03(b)
Base Consideration	2.01(b)
Base Cash Consideration	2.01(b)
Base Buyer Share Value	2.01(b)
Basket	9.03(b)
beneficial owner	10.02(a)
business day	10.02(a)
Business Plan	5.01
Buyer	Preamble
Buyer Cash	2.01(b)
Buyer Common Stock	Recitals
Buyer Disclosure Schedule	Article IV
Buyer Indemnified Parties	9.02(a)
Buyer Intellectual Property	9.04(c)
Buyer Material Adverse Effect	4.01(a)
Buyer Preferred Stock	4.03
Buyer SEC Reports	4.05(a)
Buyer Shares	2.01(b)
Buy-Side Customer	2.01(b)
California Permit	6.01(b)
CERCLA	2.01(b)
Certificate of Acquisition	1.02
Change in Control of Buyer	2.01(b)
Claim	9.05
Claims Period	9.05(d)
Closing	1.02
Closing Date	1.02
COBRA	3.11(d)
Code	Recitals
Co-Employed Employee	6.04(a)
Commercial Partner	2.01(b)
Company	Preamble
Company Confidential Information	3.14(f)
Company Insiders	6.11
Communications	6.07

Communications Plan	6.07
Company Permits	3.07(a)
Company Services	3.14(m)
Company Sites	3.14(m)
Company Stock	Recitals
Company Stockholders	2.01(a)
Competing Transaction	6.03(b)
Contested Claim	9.07(b)
Continuing Employees	6.04(a)
control	10.02(a)
Designated Officer	5.01
Determination Date	6.01(c)
DGCL	Recitals
DPA	6.05(b)
Closing	1.02
Competitive Solution	2.04(a)
Employee Obligation	3.14(i)
Employment Agreement	6.04(b)
Employment Agreements	6.04(b)
Emptoris Agreement	6.14
Entitled Optionee	2.01(b)
Environmental Laws	2.01(b)
Environmental Permits	2.01(b)
Equity Right	2.01(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Escrow Account	2.02
Escrow Agent	2.02
Escrow Agreement	2.02
Escrow Cash	2.01(b)
Escrow Fund	2.02
Estimated Closing Date Balance Sheet	2.03(a)
Estimated Closing Date Working Capital	2.03(a)
Estimated Closing Working Capital Adjustment	2.03(a)
Estimated Terminated Agreement Liabilities Amount	2.06(a)
Exchange Act	7.03(g)
Expiration Date	9.01(a)
Fairness Hearing Law	6.01(b)
Fee Statement	6.08
FCPA	3.34
Final Closing Date Working Capital Amount	2.03(b)
Final Terminated Agreement Liabilities Amount	2.06(c)
Final Terminated Agreement Liabilities Report	2.06(c)
Foreign Plan	3.11(p)
Fundamental Representations	9.01(a)
Governmental Entity	3.06(b)

Gunderson Dettmer	1.02
Hazardous Materials	2.01(b)
Holdback	2.01(a)
Holdback Consideration	2.01(b)
Holdback Period	2.01(b)
Holdback Release Agreement	2.04(a)
HSR Act	3.06(b)
IFRS	5.01(s)
Indebtedness	2.01(b)
Indemnifying Party	9.02(a)
Information Statement	6.01(b)
Infringement	3.14(a)
Intellectual Property	3.14(a)
IP Rights	3.14(a)
Interim Financial Statements	3.08(a)
Inventions	3.14(a)
Key Employees	3.40
Law	3.06(a)
Liabilities	3.08(b)
Liens	3.17
Losses	9.02(a)
Major Entitled Optionee	2.05
Marks	3.14(a)
Material Contracts	3.12(a)
Multi-employer Plan	3.11(c)
Multiple Employer Plan	3.11(c)
Nasdaq	7.03(g)
Non-Disclosure Agreement	6.02(b)
Non-Escrow Matters	9.03(d)
Non-Use Condition Escrow Cash	2.01(b)
Non-Solicitation and Non-Competition Agreement	6.04(c)
Non-Solicitation and Non-Competition Agreements	6.04(c)
Notice of Claim	9.05
OFS Portal Agreements	6.14
Open Source Materials	3.14(l)
Order	7.01(b)
Organizational Documents	3.02
Ownership Percentage	2.01(b)
PEO	3.11(j)
PEO Agreement	3.11(j)
person	10.02(a)
Personally Identifiable Information	3.14(m)
Plan	3.11(a)
Plans	3.11(a)
Post-Closing Date Balance Sheet	2.03(b)
Post-Closing Date Working Capital	2.03(b)

Principal Stockholders	Recitals
Proceeding	9.05
Prohibited Entities	7.02(u)
Prohibited Entity	7.02(u)
Pro Rata Share	9.02(b)
Proxy Statement	6.01(b)
Quadrem Acquisition Expenses	6.08
Quadrem Balance Sheet Adjustments	2.03(a)
Quadrem Intellectual Property	3.14(a)
Quadrem Material Adverse Effect	3.01(a)
Quadrem Middle East	2.01(b)
Quadrem Group	Preamble
Quadrem Network	2.01(b)
Quadrem South Africa	7.02(ee)
Quadrem Stock	Recitals
Quadrem Subsidiaries	3.03(a)
Quadrem Subsidiary	3.03(a)
QIL Stock	Recitals
Reference Balance Sheet	3.08(a)
Registrar	1.02
Registration Rights Agreement	6.01(a)
Representatives	6.02(a)
SAP Agreement	6.14
SEC	4.05(a)
Section 338(g) Election	6.14(a)
Securities Act	4.05
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Dispute Notice	2.03(b)
Sell-Side Customer	2.01(b)
Share Price Adjustment	2.01(b)
Shelf Registration Statement	6.01(a)
Software	3.14(j)
Source Materials	3.14(c)
Specified Customers	7.02(t)
S-4 Registration Statement	6.01(c)
Stock Plan	3.04(b)
Stockholder Agreement	Recitals
Stockholders’ Representative	Preamble
Subsidiaries	10.02(a)
Subsidiary	10.02(a)
Tail D&O Insurance	6.10
Tail D&O Insurance Cost	2.01(b)
Tax	3.15(o)
Taxable	3.15(o)
Tax Authority	3.15(o)

Taxes	3.15(o)
Tax Return	3.15(a)
Tax Returns	3.15(a)
Terminated Agreements	6.12
Terminated Agreement Liabilities	6.12
Terminated Agreement Liabilities Report	2.06(b)
Terminating Company Breach	8.01(e)
Terminating Buyer Breach	8.01(f)
Third Party Claim	9.05(b)
Total Acquisition Consideration	2.01(b)
Transition Agreement	6.04(b)
Transition Agreements	6.04(b)
U.S. GAAP	3.08(a)
Use Condition	2.04(a)
Use Condition Escrow Cash	2.01(b)
Specified Customers	7.02(v)
Used	3.14(a)
WARN	3.11(o)
Woodside Agreement	6.14

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Assignment; Binding Effect; Benefit. Other than the Seller’s assignment of its rights, interests and obligations under this Agreement to a successor in interest or to a liquidating trust established by the Company and such successor in interest’s or liquidating trust’s assumption of the rights, interests and obligations of the Seller under this Agreement, in either case pursuant to a form of assignment reasonably satisfactory to the Buyer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary and except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, the past and present officers and directors of the Company shall be deemed third party beneficiaries of Section 6.10(a) hereof, which section shall be enforceable by them. It is expressly agreed that Section 6.04 shall not confer upon any employee of the

Company any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the benefits matters addressed in Section 6.04 or elsewhere in this Agreement.

SECTION 10.05 Incorporation of Exhibits. The Seller Disclosure Schedule, the Buyer Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 10.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located within the City of New York in the State of New York, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.01 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or Proceeding, venue shall lie solely in the City of New York, New York.

SECTION 10.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 10.09 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Seller Disclosure Schedule and the Buyer Disclosure Schedule), Escrow Agreement, Holdback Release Agreement and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have each executed or have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

ARIBA, INC.

By:	/s/ David Middler
Name: David Middler
Title: Secretary and General Counsel

IN WITNESS WHEREOF, the parties have each executed or have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

QUADREM INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Charles Jackson, Jr.
	Name:	Charles Jackson, Jr.
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have each executed or have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

CHARLOTTE, LTD.

By:	/s/ Brian Williams
	Name:	Brian Williams
	Title:	Director

EXHIBIT B

Form of Stockholder Agreement

EXHIBIT B

FORM OF STOCKHOLDER INDEMNIFICATION

AND LIMITED RELEASE AGREEMENT

This Stockholder Indemnification and Limited Release Agreement (this “Indemnification and Release”) is made by and between Ariba, Inc., a Delaware corporation (“Buyer”), and the undersigned (the “Company Stockholder”), a holder of capital stock of Quadrem International Holdings Ltd., a Bermuda exempted company (Registration No. EC28900) (the “Company”), as set forth on the signature page hereto. Capitalized terms used in this Indemnification and Release and not otherwise defined have the meanings ascribed to such terms in the Stock Purchase Agreement (as defined below), a copy of which has been made available to the Company Stockholder.

RECITALS

WHEREAS, Buyer, Company and Charlotte, Ltd., a Bermuda exempt company (Registration No. EC30460), as Stockholders’ Representative, have entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated November 18, 2010. The Company is sometimes referred to herein as the “Seller.”

WHEREAS, upon the terms and subject to the conditions of the Stock Purchase Agreement, (i) Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, all of the issued and outstanding shares of QIL Stock held by the Company; (ii) Buyer desires to acquire from Charlotte, and Charlotte desires to sell to Buyer, the Brazilian Stock (together, the “Acquisition”);

WHEREAS, as a condition to its willingness to enter into the Stock Purchase Agreement, Buyer has required that Principal Stockholders enter into this Indemnification and Release as a condition to Buyer entering into the Stock Purchase Agreement and that all other Company stockholders enter into this Indemnification and Release as a condition to receiving a distribution of any part of the Total Acquisition Consideration; and

WHEREAS, in order to induce Buyer to enter into the Stock Purchase Agreement, the Company Stockholder is willing to enter into this Indemnification and Release.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer and the Company Stockholder hereby agree as follows:

1. Representations, Warranties and Acknowledgements of the Company Stockholder. The Company Stockholder hereby represents and warrants to Buyer and Quadrem as follows:

(a) If and to the extent that the Company Stockholder is an entity, the Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

(b) The Company Stockholder has all requisite power and authority to enter into this Indemnification and Release. The execution and delivery of this Indemnification and Release have been duly authorized by all necessary action on the part of the Company Stockholder, and no further action is required on the part of the Company Stockholder to authorize this Indemnification and Release. This Indemnification and Release has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of the Company Stockholder enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

(c) As of the date of this Indemnification and Release, the Company Stockholder is the sole record and beneficial owner of the shares of Company Stock set forth opposite its name on Exhibit A hereto (subject to, in the case of individuals, applicable community property laws).

(d) The Company Stockholder hereby acknowledges that he, she or it has carefully read the Stock Purchase Agreement and understands that receipt by the Company of the Total Acquisition Consideration is contingent upon certain events and conditions set forth in the Stock Purchase Agreement, including without limitation Section 2.02 (with respect to the Escrow Fund) and Section 2.04 (with respect to the Holdback Use Condition) of the Stock Purchase Agreement.

(e) The Company Stockholder acknowledges that (i) at the Closing, Buyer shall deposit the Escrow Cash with the Escrow Agent designated in the Stock Purchase Agreement, pursuant to and subject to the terms and conditions of the Stock Purchase Agreement and the Escrow Agreement, and (ii) the Company shall be entitled to a portion of the Escrow Fund and Holdback Consideration, if any, only as and when such amount is payable to the Company pursuant to and subject to the terms and conditions of the Stock Purchase Agreement, including without limitation satisfaction of the Use Condition.

(f) If the Acquisition is consummated, the representations and warranties of the Company Stockholder set forth in this Section 1 shall survive the Closing and shall remain in full force and effect until the expiration of the statute of limitations applicable thereto. The aggregate amount recoverable against the Company Stockholder of any Losses resulting from a breach of the representations and warranties under this Section 1 shall not exceed the amount of the consideration for the Acquisition actually received by the Company Stockholder, whether by distribution from the Company, redemption of the Company Stockholder’s stock or otherwise and whether received before or after such breach.

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2. Indemnification.

(a) Subject to the limitations contained in Section 2(d), the Company Stockholder shall indemnify and hold harmless the Buyer Indemnified Parties for any and all Losses, without adjustment for any insurance recovery or tax deduction relating thereto, arising out of or resulting from the fraud, willful misconduct or intentional misrepresentation by the Company Stockholder, any of the Company, QIL, Charlotte and QOC or any of their respective officers, directors, employees, agents or subsidiaries (collectively, the “Subject Parties”) upon, against or to any Buyer Indemnified Party in connection with the execution, delivery and performance of the Stock Purchase Agreement and the transactions contemplated thereby, including the Acquisition, regardless of whether or not any party other than a Subject Party is a party to, participates in or aids and abets such fraud, willful misconduct or intentional misrepresentation. Buyer and Company Stockholder acknowledge and agree that the term “intentional misrepresentation,” as used in this Agreement with respect to a Person shall mean “intentional misrepresentation,” as defined under New York law and shall in any event include a statement or communication by such Person that was actually known by such Person at the time the statement or communication was made to be false or misleading or a statement or communication that was made by such Person recklessly and without regard for its truthfulness.

(b) Subject to the limitations contained in Section 2(d), to the extent, but only to the extent, that (i) Buyer recovers against the Escrow Cash for Losses arising from the fraud, willful misconduct or intentional misrepresentation by any of the Subject Parties upon, against or to any Buyer Indemnified Party in connection with the execution, delivery and performance of the Stock Purchase Agreement and the transactions contemplated thereby, including the Acquisition, and (ii) the Escrow Cash is thereafter insufficient to indemnify the Buyer Indemnified Parties for Losses that would have been recoverable from the Escrow Cash but for the recovery from the Escrow Cash for the Losses specified in clause (i) above, the Company Stockholder shall indemnify and hold harmless the Buyer Indemnified Parties for any and all Losses, without adjustment for any insurance recovery or tax deduction relating thereto, arising out of or resulting from the matters for which Seller is obligated to indemnify Buyer Indemnified Parties in Article IX of the Stock Purchase Agreement, subject to the limitations and exceptions set forth therein (including the limitations set forth in Section 9.03(a) and 9.03(b) of the Stock Purchase Agreement and the time limitations applicable to claims regarding those matters).

(c) Except to the extent provided in Section 2(b), the undertaking of the Company Stockholder in this Section 2 shall not apply to any breach by Seller of any representation, warranty or covenant in the Stock Purchase Agreement or any other event or occurrence set forth in Section 9.02(a) of the Stock Purchase Agreement that does not constitute fraud, willful misconduct or intentional misrepresentation by any of the Subject Parties upon, against or to any Buyer Indemnified Party in connection with the execution, delivery and performance of the Stock Purchase Agreement and the transactions contemplated thereby, including the Acquisition, regardless of whether or not any party other than a Subject Party is a party to, participates in or aids and abets such fraud, willful misconduct or intentional misrepresentation, and shall in no event apply to any claim by a third party that any of the Seller or any of their Subsidiaries (including Quadrem and its Subsidiaries) engaged in any act or omission constituting fraud, willful misconduct or intentional misrepresentation with respect to

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such third party, except to the extent that a Buyer indemnified Party is entitled to indemnification pursuant to Section 2(a) or 2(b) hereof.

(d) Each of the following limitations shall apply to the Company Stockholder’s indemnification obligations under Section 2:

(i) As a condition precedent to obtaining indemnification under Section 2 of this Indemnification and Release, Buyer shall first be required to use commercially reasonable efforts to seek indemnification from the Seller for any Losses covered by the indemnification set forth in Section 2 to the extent such Losses (i) are indemnified by Seller in Article IX of the Stock Purchase Agreement and (ii) do not exceed the amount of the Escrow Fund that is not subject to pending Claims. The indemnification provided under this Indemnification and Release shall be available only to the extent that such Losses are not satisfied by the Seller (“Unsatisfied Losses”).

(ii) The Company Stockholder’s obligation under this indemnification shall be several and not joint with respect to any other party providing indemnification to Buyer and shall not exceed its Pro Rata Share of Unsatisfied Losses. For the purposes of this Indemnification and Release, “Pro Rata Share” means with respect to the Company Stockholder at any particular time the amount of the Total Acquisition Consideration actually paid to the Company Stockholder divided by the Total Acquisition Consideration actually paid to all holders of Company Stock that have entered into a stockholder indemnification and limited release agreement in substantially the same form as this Indemnification and Release at such time, Major Entitled Optionees that have entered into Major Entitled Optionee Agreements and the Company (but only to the extent that (i) the Company has not distributed such proceeds to the holders of Company Stock and Major Entitled Optionees (ii) the Company agrees to indemnify the Buyer Indemnified parties for its Pro Rata Share of the Losses).

(iii) The Company Stockholder’s obligation under this indemnification shall not exceed the amount of the consideration for the Acquisition actually received by the Company Stockholder, whether by distribution from the Company, redemption of the Company Stockholder’s stock or otherwise and whether received before or after the obligation to indemnify arises.

(iv) No claim for indemnification under this Section 2 may be made by a Buyer Indemnified Party after the earlier of the six year anniversary of the Closing Date or the expiration of the applicable statute of limitations.

(e) The Company Stockholder shall have no indemnification obligation by reason of fraud, willful misconduct or intentional misrepresentation by any Subject Party upon, against or to any Buyer Indemnified Party in connection with the execution, delivery and performance of the Stock Purchase Agreement and the transactions contemplated thereby, including the Acquisition, unless the Indemnified Party shall have procured a decision of a trial court in accordance with the procedures set forth in Section 4(h)(ii) that contains a finding of such fraud, willful misconduct or intentional misrepresentation, as the case may be.

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(f) To the extent that any Damages are paid hereunder, the Company Stockholder shall, to the extent permitted by applicable Law, automatically, and without any further action by it, be subrogated with respect to any rights the Buyer Indemnified Parties may have against any third party in connection with any Losses suffered by the Buyer Indemnified Parties and paid by the Company Stockholder, and the Buyer Indemnified Party agrees to execute and deliver all documents and take all other actions reasonably requested by the Company Stockholder to effect such subrogation; provided, however, that the Buyer Indemnified Parties shall not be required to take any actions that would be detrimental to the Buyer Indemnified Parties (including, if it would require any Buyer Indemnified Party to incur any costs, expenses or liabilities, or if it would require involvement of any past or present Buy-Side Customers or Sell-Side Customers).

3. Limited Release.

(a) Effective for all purposes as of the Closing, the Company Stockholder, on behalf of itself and its successors and assigns (each, a “Releasor”), hereby irrevocably and unconditionally releases Buyer and its Subsidiaries (including, after the Closing, Quadrem and the Quadrem Subsidiaries), and each of their respective employees, directors, officers, agents, attorneys, representatives, predecessors, successors and assigns, and any persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which such Releasor may have as of the Closing by reason of his, her or its status as a Company Stockholder (collectively, “Claims”); provided that the foregoing release shall not cover Claims (i) arising from rights of a Releasor under this Indemnification and Release, the Stock Purchase Agreement, the Escrow Agreement and the Holdback Release Agreement, (ii) of a Releasor who is a director, officer or employee of Quadrem or any Subsidiary of Quadrem arising under his or her relationship as such, including any rights to indemnification he or she may have under any employment agreements with or employee benefit plans or charter documents of Quadrem or any such subsidiary, or (iii) arising from any commercial dealings between a Releasor and any Releasee, including with respect to Releasor’s status as a Commercial Partner of Releasee and otherwise under any contracts between a Releasor and any Releasee.

(b) Releasor represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives.

(c) Releasor acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Releasor’s intention to fully and finally and forever settle and release any and all Claims (excluding those set forth in the proviso included in Section 3(a) above). In furtherance of this intention, the release contained herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.

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(d) This release is conditioned upon the consummation of the Acquisition as contemplated in the Stock Purchase Agreement, and shall have no force or effect whatsoever, without any action on the part of any Person, unless and until the Acquisition is consummated.

4. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4(a)):

(i) if to Buyer:
Ariba, Inc. 807 11th Avenue Sunnyvale, CA 94089 Attention: David Middler Facsimile No.: (650) 390-1377 Telephone No.: (650) 390-1000
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Boulevard Redwood City, California 94063 Attention: Brooks Stough Telephone: (650) 463-5370 Facsimile No.: (650) 321-2800
(ii) if to the Company Stockholder: as set forth below the Company Stockholder’s signature block.

(b) Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) Counterparts. This Indemnification and Release may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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(d) Third Party Beneficiaries. Each Buyer Indemnified Party and each of the Releasees is an intended third-party beneficiary of this Indemnification and Release and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

(e) Entire Agreement; Assignment. This Indemnification and Release (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) other than the third party beneficiaries referenced in Section 4(d), is not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise by any party without the prior written consent of the other party .

(f) Severability. In the event that any provision of this Indemnification and Release or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(h) Governing Law.

(i) This Indemnification and Release shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located within the City of New York in the State of New York, in respect of the interpretation and enforcement of the provisions of this Indemnification and Release, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Indemnification and Release may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or Proceeding, venue shall lie solely in the City of New York, New York.

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(ii) The decision of the trial court as to the validity and amount of any claim made pursuant to this Indemnification and Release shall be nonappealable, binding and conclusive upon the parties to this Indemnification and Release, without right of offset, and the Buyer on its behalf or on behalf of the other Buyer Indemnified Parties and the Company Stockholder, on its behalf, shall be entitled and required to act in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. The trial court shall determine the prevailing and non-prevailing party in any suit hereunder based on the information available to the trial court at the time of such decision. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit.

(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDEMNIFICATION AND RELEASE OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Indemnification and Release and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Indemnification and Release to be duly executed as of the day and year set forth below.

BUYER: ARIBA, INC.

By:
Name:	David Middler
Title:	Secretary and General Counsel
Date:

IN WITNESS WHEREOF, the parties hereto have caused this Indemnification and Release to be duly executed as of the day and year set forth below.

COMPANY STOCKHOLDER:

By:

Name (Please print):

Title:

Date:

Address:

Attention:

Telephone:

Facsimile No.:

EXHIBIT A

Company Stockholder	Company Stock Held

EXHIBIT C

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), is entered into as of January      2011 , by and among Ariba, Inc., a Delaware corporation (“Buyer”), Quadrem International Holdings, Ltd., a Bermuda exempted company (Registration No. EC28900) (the “Company”), Charlotte, Ltd., a Bermuda exempted company (Registration No. EC 30460) (the “Stockholders’ Representative”) and HSBC Bank Bermuda Limited, as Bank (the “Bank”) (the Buyer, the Company, the Stockholders’ Representative and the Bank are collectively referred to herein as the “Parties”).

WHEREAS, Buyer, the Company and the Stockholders’ Representative have entered into that certain Stock Purchase Agreement dated as of November 18, 2010 (the “Stock Purchase Agreement”) which provides for, among other things, the establishment of escrow arrangements for a portion of the cash funds to be paid by Buyer as consideration for the shares of the Company’s wholly-owned subsidiary, Quadrem International Ltd.; and

WHEREAS, the Bank has agreed to hold the funds in accordance with the terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy and sufficiency of which is irrevocably acknowledged, the Parties agree as follows:

1. Appointment. The Buyer, the Company and the Stockholders’ Representative hereby nominate, constitute and appoint the Bank to hold the Escrow Deposit (as defined below) in escrow upon the terms and conditions hereinafter set forth.

2. Agreement of Bank. The Bank hereby agrees to act as escrow agent in accordance with the terms, conditions and instructions contained in this Escrow Agreement.

3. Formation of Escrow Accounts. The Buyer and the Company shall open two US$-denominated accounts in their joint name with the Bank (the “Escrow Accounts”) and shall deposit $15,000,000 in Account 1 and $25,000,000 in Account 2 (the “Escrow Deposit”). The Bank is directed to hold, safeguard and disburse the Escrow Deposit, as hereinafter set forth. The Escrow Deposit shall be maintained in term deposits in such denominations and for such terms as shall be specified in joint written instructions signed by an authorized representative of the Buyer and an authorized representative of the Stockholders’ Representative. Any portion of the Escrow Deposit which is not maintained in term deposits in accordance with such joint written instructions shall be maintained in demand deposit accounts.

4. Administration of Escrow Account.

(a) The Bank warrants and undertakes that, unless specifically authorized to do so in accordance with the provisions hereof, it will not give up the physical custody and safekeeping of the Escrow Deposit.

(b) The Escrow Deposit shall be held by the Bank and shall not be subject to any lien, attachment, or any other judicial process of any creditor of any Party.

5. Disbursements from the Escrow Deposit. Upon receipt by the Bank of a joint written instructions in the form of Exhibit A (the “Release Notice”) signed by an authorized representative of the Buyer and by an authorized representative of the Stockholders’ Representative, the Bank shall promptly distribute the Escrow Deposit as instructed in the Release Notice. The Bank shall be entitled to rely conclusively on a Release Notice for purposes of performance of its obligations hereunder and shall not be bound to make any inquiry or investigation as to the correctness of any of the information of documents provided to it by the Buyer or the Stockholders’ Representative pursuant to this Escrow Agreement. The Bank shall be under no duty to make any inquiry as to the genuineness of any documents or to establish that they have been signed and presented by authorized persons.

6. Compensation. The Bank shall be paid $5000.00USD for its services rendered hereunder (the “Escrow Fees”) not later than three (3) days after execution of this Escrow Agreement.

7. Termination. This Escrow Agreement shall terminate upon the release by the Bank of all of the Escrow Deposit in accordance with this Escrow Agreement.

8. Resignation. The Bank may resign from its appointment as Bank by giving prior written notice to the Buyer, the Company and the Stockholders’ Representative of not less than 30 days or such other notice period agreed by the Parties, provided that the Bank shall provide all reasonable assistance which may be required by the Buyer, the Company and the Stockholders’ Representative in making alternative arrangements in respect of the Escrow Deposit.

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9. Rights and responsibilities of the Bank

(a) Conditional Acceptance

The acceptance by the Bank of its duties under this Escrow Agreement is expressly subject to the following terms and conditions, which the Parties to this Escrow Agreement agree shall govern and control with respect to the Bank’s rights, duties, liabilities and immunities.

(b) Other Agreements

The Bank shall be under no duties or responsibilities to enforce any of the terms or conditions of any agreement between or among any or all of the Parties hereto, other than this Escrow Agreement. The Bank shall not be responsible for the validity or sufficiency of any representations or warranties made, or obligations assumed by, any other Party to this Escrow Agreement or any other agreement. The Bank undertakes to perform only such duties as are expressly set forth herein and no other or further duties or responsibilities shall be implied. The Bank shall have no duty to solicit any payments which may be due to it hereunder.

(c) Notices to the Bank

The Bank shall be under no duty or responsibility to make any inquiry or investigation as to the accuracy or adequacy, and shall be entitled to assume conclusively, the correctness and completeness, of any and all information given in any certificate, statement or other paper received by the Bank under this Agreement. The Bank shall be protected in acting or refraining from acting upon any notice, request, certificate, approval, statement, consent or other paper reasonably believed by the Bank to be genuine and to have been signed by the proper Party or Parties.

(d) Advice of Counsel

The Bank may consult with and obtain advice from counsel of its own choice in the event of any bona fide question as to any of the provisions hereof, or its duties hereunder. The advice and opinion of such counsel shall be deemed to be full and complete authorization to the Bank to act in accordance therewith. The Bank shall incur no liability whatsoever and shall be fully protected when acting in good faith in accordance with the opinion and advice of such counsel.

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(e) The Bank’s Uncertainty

In the event of any disagreement between any or all of the Parties to this Escrow Agreement, or between them or any one of them and any other person(s), resulting in adverse claims or demands being made in connection with the subject matter of this Escrow Agreement or to the Bank, or in the event that the Bank in good faith is in doubt as to what action it should take hereunder, then the Bank may, at its option, refuse to comply with any claims or demands upon it, or refuse to take any other action hereunder, so long as any such disagreement, claim, demand or uncertainty continues or exists, and in any such event the Bank shall not be or become liable in any way to any person for its failure to act.

The Bank shall be entitled to continue to so refrain from acting until:

(i) the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(ii) all differences shall have been adjusted and all doubts resolved by written agreement among all interested persons and the Bank shall have been so notified in writing signed by all such persons.

(f) Receipt of Proceeds

Nothing contained in clause 9 hereof shall be deemed to obligate the Bank to deliver any of the funds in the Escrow Deposit unless the same shall first have been received by the Bank pursuant to this Escrow Agreement.

(g) Liability

The Bank shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, excepting only its own willful default or gross negligence.

10. Representations and Warranties. Each Party represents and warrants to the other Parties that (a) it has full legal right, power, capacity and authority to execute and deliver this Escrow Agreement and to consummate the transactions contemplated hereby and to comply with the terms and conditions hereof; and (b) this Escrow Agreement constitutes the legal, valid and binding agreement of such Party, and is enforceable in accordance with its terms except insofar as enforceability may be limited

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by applicable bankruptcy insolvency, reorganization, liquidation or similar laws affecting creditor’s rights generally or by principles governing the availability of equitable remedies.

11. Indemnification of Bank. Notwithstanding any provision contained herein to the contrary, the Bank, including its officers, directors, employees and agents, shall be, and hereby is, indemnified and saved harmless by the Buyer, the Company and the Stockholders’ Representative from all losses, claims, liabilities, costs and expenses, including reasonable attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Deposit or arising from the performance of its duties hereunder, so long as the Bank has not been adjudged to have (a) acted in bad faith or with gross negligence, recklessness or wrongful intent, or (b) breached the terms of this Escrow Agreement.

12. Exculpation. IN NO EVENT SHALL THE BANK BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, SO LONG AS IT SHALL HAVE ACTED IN GOOD FAITH AND WITHOUT GROSS NEGLIGENCE, RECKLESSNESS OR WRONGFUL INTENT AND OTHER THAN LOSSES OR EXPENSES WHICH RESULT FROM THE BANK’S FAILURE TO ACT IN ACCORDANCE WITH THE REASONABLE COMMERCIAL STANDARDS OF THE BANKING BUSINESS, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE BANK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. Severability. If any provision of this Escrow Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.

14. Entire Agreement. This Escrow Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

15. Counterparts. This Escrow Agreement may be executed in counterparts, (including via facsimile signatures or an electronic exchange of “PDF” copy signature pages) each of which shall constitute one and the same instrument.

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16. Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:

if to Buyer:

ARIBA, INC.

807 11th Avenue

Sunnyvale, CA 94089

Telephone: (650) 390-1000

Facsimile: (650) 390-1377

Attention: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California 94063

Attention: Brooks Stough

Telephone: (650) 463-5370

Facsimile No.: (650) 321-2800

if to the Company:

QUADREM INTERNATIONAL HOLDINGS LTD.

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention:The Secretary

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 298 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

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if to the Stockholders’ Representative:

CHARLOTTE, LTD.

Clarendon House, 2 Church Street

PO BOX HM 666, Hamilton HM CX, Bermuda

Attention: The Secretary

Telephone: +1 (441) 295 1422

Facsimile No.: +1 (441) 298 7809

with a copy to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Hillel T. Cohn

Telephone: (213) 892-5251

Facsimile No.: (213) 892-5454

if to the Bank, to:

HSBC Bank Bermuda Limited, as Bank

6 Front Street

Hamilton HM 11

Bermuda

Attention: E. Wayne Newhook

Phone (441)-299-6106

Fax (441)-299-5822

E-mail: wayne.newhook@hsbc.bm

or to such other address or facsimile number or to such other person as any Party shall have last designated by notice to the other Parties. All such notices, requests or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

17. Amendments; Waivers, etc. No amendment, modification or discharge of this Escrow Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Bank, the Buyer and the Stockholders’ Representative.

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18. Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

19. Attachment of Escrow Fund; Compliance with Legal Orders. In the event that the Escrow Deposit shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Bank is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Bank obeys or complies with any such writ, order or decree it shall not be liable to the Company or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

20. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of Bermuda.

21. Consent to Jurisdiction. The Parties hereby irrevocably consent and agree that any legal action, suit or proceeding against it with respect to their respective obligations, liabilities or any other matter under or arising out of or in connection with this Escrow Agreement may be brought in Bermuda and hereby irrevocably accept and submit to the non-exclusive jurisdiction of such court with respect to any such action, suit or proceeding. Each Party hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

* * *

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

ARIBA, INC.

By:
Name: Christopher Cavanaugh
Title: Controller

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

QUADREM INTERNATIONAL HOLDINGS, LTD.

By:
Name: Charles Jackson, Jr.
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

CHARLOTTE, LTD.

By:
Name: Brian Williams
Title: Director

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

HSBC BANK BERMUDA LIMITED

By:
Name:
Title:

By:
Name:
Title:

12

[DATE]

HSBC Bank Bermuda Limited, as Bank

6 Front Street

Hamilton HM 11

Bermuda

Attention: E. Wayne Newhook

Phone (441)-299-6106

Fax (441)-299-5822

E-mail: wayne.newhook@hsbc.bm

Re: Account No. [            ] (the “Escrow Account”)

Dear Sir/Madam:

Reference is made to the Escrow Agreement dated [            ] 2011 between you, Quadrem International Holdings, Ltd. and us.

We hereby jointly direct you to release funds from Account [            ] of the Escrow Deposit as follows.

Debit Account Name:

Debit Account Number:

Debit Currency:

Debit Amount:

Value date of payment:

Remittance Currency:

Remittance Amount

-  in words:

-  in figures:

Beneficiary Name:

Beneficiary Address (optional):

Beneficiary Account Number:

Beneficiary Bank Name:

Beneficiary Bank Address:

Beneficiary Bank Code (SWIFT/Fedwire ID)

Payment Reference Details (optional):

* * *

ARIBA, INC.

By:
Name:
Title:

CHARLOTTE, LTD.

By:
Name:
Title: